UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
⌧	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ], 2022

Dear Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of ImmunoGen, Inc. (“Annual Meeting”) to be held on Wednesday, June 15, 2022, beginning at 9:00 a.m., Eastern Time, in a virtual-only meeting format.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our Annual Meeting. The agenda for the meeting includes proposals to fix the number of members of our Board of Directors at nine, to elect nine members to our Board of Directors, to amend our Restated Articles of Organization to increase the number of authorized shares of our common stock, to increase the number of shares issuable pursuant to our 2018 Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”), to hold an advisory vote on executive compensation, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. The Board of Directors recommends that you vote FOR its proposal to fix the number of members of our Board of Directors at nine, FOR the election of its slate of directors, FOR the proposed increase in the number of authorized shares of our common stock, FOR the proposed increase in the number of shares issuable under our 2018 Plan, FOR approval of the compensation of our named executive officers as disclosed in the proxy statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Please refer to the proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the virtual meeting, your shares should be represented. Therefore, we urge you to vote promptly to ensure that your shares are represented at the Annual Meeting and in accordance with the instructions set forth in either the Notice Regarding the Availability of Proxy Materials or the proxy card that you received. This will ensure your proper representation at our Annual Meeting.

Sincerely

MARK J. ENYEDY
President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 15, 2022

To Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc. (“Annual Meeting”) will be held on Wednesday, June 15, 2022, beginning at 9:00 a.m., Eastern Time, in a virtual-only meeting format, for the following purposes:

1.	To fix the number of members of the Board of Directors at nine.
2.	To elect nine members of the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.
3.	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares from 300,000,000 to 600,000,000.
4.	To approve an amendment to our 2018 Employee, Director and Consultant Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 13,000,000.
5.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.
6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.
7.	To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 8, 2022 as the record date for the meeting (the “Record Date”). All shareholders of record on that date are entitled to notice of and to vote at the meeting. We plan to begin mailing the Notice Regarding the Availability of Proxy Materials on or about [ ], 2022. Our proxy materials, including this proxy statement and our 2021 annual report, will also be available on or about [ ], 2022 on the website referred to in the Notice Regarding the Availability of Proxy Materials.

You are cordially invited to attend the Annual Meeting virtually. Whether or not you expect to attend the meeting, please vote as soon as possible. If you attend the virtual meeting, you may continue to have your shares voted by proxy as previously instructed or you may withdraw your vote and vote your shares during the meeting.

The Annual Meeting will be held entirely online via live audio webcast due to the public health impact of the COVID-19 pandemic and to support the health and wellness of our shareholders, directors, team members, and guests. The virtual Annual Meeting will also allow for greater participation by all of our shareholders, regardless of their geographic location. To attend the Annual Meeting, examine our list of shareholders, vote, or submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/IMGN2022. You may log into the Annual Meeting by entering your unique 16-digit control number found on your Notice Regarding the Availability of Proxy Materials, proxy card, or voting instruction form. For more information about how to attend the Annual Meeting online, please see the questions and answers section in this proxy statement. Prior to the Annual Meeting, you will also be able to vote at www.proxyvote.com and by the other methods described in this proxy statement.

By Order of the Board of Directors

JOSEPH J. KENNY
Secretary
[ ], 2022

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
VOTING SECURITIES	4
ELECTION OF DIRECTORS (Proposals 1 and 2)	7
CORPORATE GOVERNANCE	10
DIRECTOR COMPENSATION	16
AMENDMENT TO RESTATED ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 300,000,000 TO 600,000,000 (Proposal 3)	19
AMENDMENT TO OUR AMENDED AND RESTATED 2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 13,000,000 (Proposal 4)	46
EXECUTIVE OFFICERS	25
EXECUTIVE COMPENSATION	26
COMPENSATION COMMITTEE REPORT	40
ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT (Proposal 5)	46
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 6)	47
REPORT OF THE AUDIT COMMITTEE	49
SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING	49
CERTAIN MATTERS RELATING TO PROXY MATERIALS	49
OTHER MATTERS	49
ANNUAL REPORT ON FORM 10-K	50
EXHIBIT A – AMENDED AND RESTATED 2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN	A-1

830 Winter Street

Waltham, MA 02451

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

How will the Annual Meeting be conducted?

The Annual Meeting will be held entirely online via live audio webcast due to the public health impact of the COVID-19 pandemic and to support the health and wellness of our shareholders, directors, team members, and guests. The virtual Annual Meeting will also allow for greater participation by all of our shareholders, regardless of their geographic location. We are pleased to provide expanded access and improved communication for our shareholders. To attend the Annual Meeting, examine our list of shareholders, vote, or submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/IMGN2022.

How do I attend the Annual Meeting? What if I have technical difficulties or trouble accessing the Annual Meeting?

If you are a registered shareholder or beneficial owner of common stock at the close of business on the Record Date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IMGN2022 and logging in by entering the 16-digit control number found on your Notice of Internet Availability, proxy card, or voting instruction form, as applicable. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting as a guest by visiting www.virtualshareholdermeeting.com/IMGN2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of shareholders, or submit questions during the meeting.

You may log into the Annual Meeting beginning at 8:45 a.m. Eastern Time on June 15, 2022 and the Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. You should allow ample time to log in to the Annual Meeting and test your computer audio system. If you experience any technical difficulties accessing the Annual Meeting or during the meeting, please call the toll free number that will be available on our virtual shareholder login site (at www.virtualshareholdermeeting.com/IMGN2022) for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting, at 8:45 a.m. Eastern Time on June 15, 2022.

Shareholders will also be able to submit questions through the platform being used for the Annual Meeting. Shareholders may ask questions that are confined to matters properly presented at the Annual Meeting and of general concern to the company.

A list of shareholders of record will be available during the virtual Annual Meeting for inspection by shareholders at

www.virtualshareholdermeeting.com/IMGN2022.

Why are these materials being made available to me?

We are making these proxy materials available to you on or about [ ], 2022, in connection with the solicitation of proxies by the Board of Directors of ImmunoGen, Inc. (“ImmunoGen”) for our Annual Meeting, and any adjournment or postponement of that meeting. The meeting will be held on Wednesday, June 15, 2022, beginning at 9:00 a.m., Eastern Time, in a virtual-only meeting format. We intend to mail a Notice Regarding the Availability of Proxy Materials (referred to elsewhere in this proxy statement as the “Notice”) to all shareholders of record entitled to vote at the annual meeting on or about [ ], 2022. The Notice will instruct you as to how you may obtain access and review all of the important information contained in the proxy materials, including the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may have your shares voted at the meeting on your behalf by following the instructions below to submit your proxy on the Internet. Alternatively, if you received a printed copy of these materials, you may complete, sign, and return the accompanying proxy card or submit your proxy by telephone as described below in order to have your shares voted at the meeting on your behalf.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may furnish our proxy materials to our shareholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each shareholder. Most shareholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should lower the costs of the annual meeting and help to conserve natural resources. If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card.

What am I voting on?

There are six matters scheduled for a vote:

●	To fix the number of members of our Board of Directors at nine;
●	To elect nine nominees to our Board of Directors;
●	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 300,000,000 to 600,000,000;
●	To approve an amendment to our 2018 Employee, Director and Consultant Equity Incentive Plan, (the “2018 Plan”), to increase the number of shares of common stock authorized for issuance by 13,000,000;
●	To approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement; and
●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on April 8, 2022 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting and can be voted only if the record owner is present to vote or is represented by proxy.

What constitutes a quorum at the meeting?

The presence at the meeting, virtually or represented by proxy, of the holders of a majority of our common stock outstanding on April 8, 2022, the record date, will constitute a quorum for purposes of the meeting. On the record date, 220,536,032 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How many votes do I have?

Each share of our common stock that you own entitles you to one vote.

How do I vote by proxy?

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to either:

●	vote on the Internet pursuant to the instructions provided in the Notice or proxy card you received by mail, or
●	request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either
●	complete, sign, date, and return the proxy card you will receive in response to your request, or
●	vote by telephone (toll-free) in the United States or Canada or on the Internet, in accordance with the instructions provided in the proxy card.

Requests for printed copies of the proxy materials should be made no later than June 1, 2022, to ensure that they will be received in time for you to cast your vote on a timely basis. Please note that the Notice is not a proxy card or a ballot, and any attempt to vote your shares by marking and returning the Notice will be ineffective.

If you properly complete and deliver your proxy (whether electronically, by mail, or by telephone) and it is received by 11:59 p.m. Eastern Time on June 14, 2022, your shares will be voted as you direct. If you sign, date, and return a proxy card but do not specify how your shares are to be voted, then your shares will be voted as follows:

●	FOR the proposal to fix the number of members of our Board of Directors at nine;
●	FOR the election of the nine nominees named below under “Election of Directors”;
●	FOR approval of the amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 300,000,000 to 600,000,000;
●	FOR approval of the amendment to the 2018 Plan to increase the number of shares authorized for issuance thereunder by 13,000,000;
●	FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement; and
●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

If any other matter properly comes before the meeting or at any adjournments or postponements thereof, the person acting as your proxy will vote your shares in his discretion. At present we do not know of any other business that is intended to be brought before or acted upon at the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker how to vote your shares in the manner provided by your broker. You may also log into the Annual Meeting by entering your 16-digit control number found on your voting instruction form and vote your shares during the meeting.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker’s ability to vote your shares in its discretion is dependent on the type of proposal involved. A broker generally may not vote on “non-routine” matters without receiving your specific voting instructions. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposals for the election of directors, the amendment to the 2018 Plan, and the advisory proposal on executive compensation will be considered “non-routine” matters. Accordingly, if such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting. We expect that the votes on fixing the number of members of our Board of Directors, the amendment to our Restated Articles of Organization, and the ratification of the selection of our independent auditors will be considered “routine” matters, and a broker would therefore be able to vote on these proposals even if it does not receive your specific instructions. As a result, we do not expect any broker non-votes will exist in connection with such proposals.

Can I change my vote after I have already voted?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

●	Deliver to our corporate secretary a written notice revoking your earlier vote;
●	Submit a properly completed and signed proxy card with a later date;
●	Vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on June 14, 2022); or
●	Vote at the virtual meeting.

Your last properly cast vote will be counted. Your attendance at the virtual meeting will not by itself be deemed to revoke a previously delivered proxy.

If your shares are held in “street name,” you should contact your broker, bank, or other nominee for instructions on changing your vote.

How are votes counted?

●	Proposal 1 - Proposal fixing the number of members of our Board of Directors at nine: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of voting on this matter. We do not expect any broker non-votes on this proposal.
●	Proposal 2 - Election of directors: The nine nominees who receive the highest number of “For” votes will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election. Broker non-votes will also have no effect on the outcome of the election.
●	Proposal 3 – Amendment of Restated Articles of Organization: Approval of this proposal requires the favorable vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. Abstentions will have the same effect on the outcome of voting on this matter as votes against the proposal. We do not expect any broker non-votes on this proposal.
●	Proposal 4 – Amendment to the 2018 Plan: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.
●	Proposal 5 - Advisory (non-binding) vote on executive compensation, or “say-on-pay”: Because this proposal calls for a non-binding advisory vote, there is no “required vote” that would constitute approval. However, our Board of Directors and the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.
●	Proposal 6 - Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of voting on this matter. We do not expect any broker non-votes on this proposal.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

How is ImmunoGen soliciting proxies?

We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting, as well as the cost of making such materials available on the Internet. In addition to the use of the mails and the Internet, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material. In addition, we have engaged The Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee and reimbursement of customary disbursements that are not expected to exceed $15,000, in the aggregate.

VOTING SECURITIES

The following tables set forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2022 for (a) each shareholder known by us to own beneficially more than 5% of our common stock and (b) each of our directors and director nominees, each of our named executive officers, and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 8, 2022 pursuant to the exercise of options or warrants, or the vesting of stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in footnotes to the tables, we believe that the shareholders named in these tables have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these shareholders. Percentage of ownership is based on 220,536,032 shares of our common stock outstanding as of April 8, 2022.

Who owns more than 5% of our stock?

To our knowledge, as of April 8, 2022, there were seven shareholders who beneficially owned more than 5% of our common stock. The table below contains information regarding the beneficial ownership of these entities.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
RA Capital Management, L.P. (1)	22,031,550	9.99%
Redmile Group, LLC (2)	19,621,981	8.90%
The Vanguard Group (3)	15,131,752	6.86%
BlackRock, Inc. (4)	14,863,304	6.74%
Wellington Management Group LLP (5)	13,902,498	6.30%
FMR LLC (6)	12,274,822	5.57%
Adage Capital Partners, L.P. (7)	11,586,193	5.25%

1)	Based on a Schedule 13G/A filed jointly by RA Capital Management, L.P., Peter Kolchinsky, Rajeev Shah, and RA Capital Healthcare Fund, L.P. with the SEC on February 14, 2022 reporting beneficial ownership as of December 31, 2021. Consists of 20,241,458 shares of common stock and pre-funded warrants to purchase 1,790,092 shares of common stock. Excludes 19,644,690 shares of common stock issuable upon the exercise of pre-funded warrants, which were not exercisable within 60 days of April 8, 2022 by virtue of the beneficial ownership limitation contained in the pre-funded warrants. The number of shares of common stock into which the pre-funded warrants are convertible is limited to that number of shares of common stock which would result in RA Capital Management, L.P., together with its affiliates and other attribution parties, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of common stock. This beneficial ownership limitation may be increased or decreased to an amount not to exceed 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of pre-funded warrants upon at least 61 days’ prior notice to the Company. The Schedule 13G/A filing reported that the reporting entities each had shared voting and investment power with respect to all of the shares reported. The reporting entities’ address is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.
2)	Based on a Schedule 13G/A filed jointly by Redmile Group, LLC and Jeremy C. Green with the SEC on February 14, 2022 reporting beneficial ownership as of December 31, 2021. Consists of 8,258,345 shares of common stock and pre-funded warrants to purchase 11,363,636 shares of common stock. The number of shares of common stock into which the pre-funded warrants are convertible is limited to that number of shares of common stock which would result in Redmile Group, LLC, together with its affiliates and other attribution parties, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of common stock. This beneficial ownership limitation may be increased or decreased to an amount not to exceed 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of pre-funded warrants upon at least 61 days’ prior notice to the Company. The Schedule 13G/A filing reported that Redmile Group, LLC and Jeremy C. Green, through his control of Redmile Group, LLC, each had shared voting and investment power with respect to all of the shares reported. The reporting entities’ address is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129.
3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2022 reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A filing reported that the reporting entity had no sole voting power, shared voting power with respect to 273,106 shares, sole investment power with respect to 14,704,953 shares, and shared investment power with respect to 426,799 shares. The reporting entity’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

4)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on March 11, 2022 reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 14,567,285 shares and sole investment power with respect to 14,863,304 of the shares reported. The reporting entity’s address is 55 East 52nd Street, New York, New York 10022.
5)	Based on a Schedule 13G/A filed jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP with the SEC on January 10, 2022 reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A filing reported that the reporting entities had shared voting power with respect to 12,713,021 shares and shared investment power with respect to all of the shares reported, except that Wellington Management Company LLP had shared voting power with respect to 12,512,500 shares and shared investment power with respect to 13,280,064 shares. The reporting entities’ address is 280 Congress Street, Boston, Massachusetts 02210.
6)	Based on a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 9, 2022 reporting beneficial ownership as of December 31, 2021. The Schedule 13G/A filing reported that FMR LLC had sole voting power with respect to 5,176,291 shares, Abigail P. Johnson had no sole voting power, and FMR LLC and Abigail P. Johnson had sole investment power with respect to all of the shares reported. The reporting entities' address is 245 Summer Street, Boston, Massachusetts 02210.
7)	Based on a Schedule 13G filed jointly by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross with the SEC on April 4, 2022 reporting beneficial ownership as of December 31, 2021. The Schedule 13G filing reported that the foregoing reporting entities, and Robert Atchinson and Phillip Gross as managing members of Adage Capital Advisors, L.L.C. had shared voting power and shared investment power with respect to all of the shares reported. The reporting entities' address is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

How many shares do ImmunoGen’s directors and executive officers own?

The following information is furnished as of April 8, 2022, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our named executive officers; and (3) all directors and executive officers as a group.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Stuart A. Arbuckle (2)	197,967	**
Mark J. Enyedy (3)	3,497,554	1.56%
Mark Goldberg, M.D. (4)	368,113	**
Tracey L. McCain (5)	21,389	**
Stephen C. McCluski (6)	270,103	**
Dean J. Mitchell (7)	307,817	**
Kristine Peterson (8)	239,599	**
Helen M. Thackray, M.D. (9)	18,501	**
Richard J. Wallace (10)	266,971	**
Susan Altschuller, PhD (11)	182,437	**
Anna Berkenblit, M.D. (12)	1,102,443	**
Stacy Coen (13)	191,644	**
Kristen Harrington-Smith	—	**
All directors and executive officers as a group (14 persons) (14)	7,599,747	3.34%

*Unless otherwise indicated, the address is c/o ImmunoGen, Inc., 830 Winter Street, Waltham, Massachusetts 02451.

**Less than 1.0%.

1)	The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of April 8, 2022 are outstanding.
2)	Includes (a) 149,967 shares which may be acquired by Mr. Arbuckle within 60 days of April 8, 2022 through the exercise of stock options, and (b) 48,000 shares that Mr. Arbuckle would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
3)	Includes (a) 432,866 shares owned by Mr. Enyedy individually, and (b) 3,064,688 shares which may be acquired by Mr. Enyedy within 60 days of April 8, 2022 through the exercise of stock options.
4)	Includes (a) 53,800 shares owned jointly by Dr. Goldberg and his spouse, (b) 179,645 shares which may be acquired by Dr. Goldberg within 60 days of April 8, 2022 through the exercise of stock options, and

(c) 134,668 shares that Dr. Goldberg would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
5)	Includes (a) 11,001 shares which may be acquired by Ms. McCain within 60 days of April 8, 2022 through the exercise of stock options, and (b) 10,388 shares that Ms. McCain would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
6)	Includes (a) 179,645 shares which may be acquired by Mr. McCluski within 60 days of April 8, 2022 through the exercise of stock options, and (b) 90,458 shares that Mr. McCluski would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
7)	Includes (a) 93,000 shares owned by Mr. Mitchell individually, (b) 96,645 shares which may be acquired by Mr. Mitchell within 60 days of April 8, 2022 through the exercise of stock options, and (c) 118,172 shares that Mr. Mitchell would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
8)	Includes (a) 179,645 shares which may be acquired by Ms. Peterson within 60 days of April 8, 2022 through the exercise of stock options, and (b) 59,954 shares that Ms. Peterson would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
9)	Includes (a) 11,001 shares which may be acquired by Dr. Thackray within 60 days of April 8, 2022 through the exercise of stock options, and (b) 7,500 shares that Dr. Thackray would receive upon redemption of deferred stock units within 60 days of April 8, 2022.
10)	Includes (a) 179,645 shares which may be acquired by Mr. Wallace within 60 days of April 8, 2022 through the exercise of stock options, and (b) 87,326 shares that Mr. Wallace may receive upon redemption of deferred stock units within 60 days of April 8, 2022.
11)	Includes 182,437 shares which may be acquired by Ms. Altschuller within 60 days of April 8, 2022 through the exercise of stock options.
12)	Includes (a) 107,162 shares held by Dr. Berkenblit individually, and (b) 995,281 shares which may be acquired by Dr. Berkenblit within 60 days of April 8, 2022 through the exercise of stock options.
13)	Includes (a) 3,826 shares held by Ms. Coen individually, and (b) 187,818 shares which may be acquired by Ms. Coen within 60 days of April 8, 2022 through the exercise of stock options.
14)	See footnotes (2) – (13). Also includes 79,569 shares held individually by executive officers other than our named executive officers, and (b) 855,640 shares which may be acquired by executive officers other than our named executive officers in the aggregate within 60 days of April 8, 2022 through the exercise of stock options.

ELECTION OF DIRECTORS

(Proposals 1 and 2)

Who sits on the Board of Directors?

Our by-laws provide that, at each annual meeting of shareholders, our shareholders will fix the number of directors to be elected to our Board of Directors. At our 2021 annual meeting of shareholders, the shareholders voted to fix the number of directors at seven. The Board subsequently fixed the number of directors at nine and our Board of Directors currently consists of nine members. The shareholders may increase or decrease the number of directors constituting the full Board of Directors, provided that such number may not be less than three.

We are proposing that shareholders fix the number of directors to be elected at the meeting at nine. We are nominating the nine directors listed below for election. Persons elected as directors at the meeting will serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until they die, resign, or are removed.

Recommendation

The Board recommends a vote “FOR” the proposal fixing the number of directors at nine and “FOR” the election of the nine nominees listed below.

Information About the Director Nominees

The persons named as proxies will vote, unless authority is withheld, for the election of the nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board.

The names of our director nominees and certain other information about them are set forth below.

Name	Age	Year First Elected a Director	Position
Stephen C. McCluski (1)	69	2007	Chair of the Board; Chair of the Audit Committee
Stuart A. Arbuckle (2)	56	2018	Director
Mark J. Enyedy	58	2016	President and Chief Executive Officer; Director
Mark Goldberg, M.D. (2) (3)	67	2011	Director
Tracey L. McCain, Esq. (1)	54	2021	Director
Dean J. Mitchell (2)	66	2012	Chair of the Compensation Committee
Kristine Peterson (1) (3)	62	2012	Chair of the Governance and Nominating Committee
Helen M. Thackray, M.D. (3)	53	2021	Director
Richard J. Wallace (1) (3)	70	2007	Director

1)	Member of the Audit Committee.
2)	Member of the Compensation Committee.
3)	Member of the Governance and Nominating Committee.

Stephen C. McCluski has served as the Chair of our Board of Directors since 2009. Mr. McCluski served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, a manufacturer of health care products for the eye, from 1995 to his retirement in 2007. Mr. McCluski is also a director of Monro, Inc.

We believe Mr. McCluski’s qualifications to serve on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions. As a result of these experiences, Mr. McCluski has a wide-ranging understanding of business organizations generally and healthcare businesses in particular. Mr. McCluski also has significant corporate governance experience through his current and past service on other company boards.

Stuart A. Arbuckle has served as Executive Vice President and Chief Operating Officer of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, since 2020 and previously served as Vertex’s Executive Vice President and Chief Commercial Officer from 2012 to 2020. Prior to that he spent eight years at Amgen Inc., a pharmaceutical company, in multiple commercial leadership roles, including Vice President and General Manager for Amgen’s oncology business unit, where he was responsible for sales, marketing, and patient advocacy and access efforts for Amgen’s portfolio of cancer medicines including Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim) injection, and NEUPOGEN® (filgrastim), and led the successful launches of XGEVA® (denosumab) injection and Nplate® (romiplostim) injection. He also served as Vice President and Regional General Manager and led efforts to expand Amgen’s presence in Japan, Asia, the Middle East and Africa. Prior to joining Amgen, he spent more than 15 years at GlaxoSmithKline (GSK) plc, a pharmaceutical company, and its predecessors, where he held positions of increasing responsibility in sales and marketing for medicines aimed at treating respiratory, metabolic, musculoskeletal, cardiovascular, and other diseases. Mr. Arbuckle is also a director of Rhythm Pharmaceuticals, Inc. He also serves as a national board member of the Cancer Support Community, an international non-profit dedicated to providing support, education, and hope to people affected by cancer, and on the Executive Committee and Health Section Governing Board for the Biotechnology Innovation Organization (BIO) and serves as co-chair of the BIO Standing Committee on Access & Value. Within the past five years, Mr. Arbuckle also served as a director of Cerulean Pharma Inc. prior to its merger with Daré Bioscience, Inc.

We believe Mr. Arbuckle’s qualifications to serve on our Board include his extensive commercial experience in oncology, commercial manufacturing and supply chain functions, human resources, corporate communications, and portfolio management, as well as in the pharmaceutical industry generally.

Mark J. Enyedy has served as our President and Chief Executive Officer since 2016. Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC, a pharmaceutical company, from 2013 to 2016, including as Executive Vice President and Head of Corporate Development from 2014 to 2016, where he led Shire’s strategy, M&A, and corporate planning functions and provided commercial oversight of Shire’s pre-Phase 3 portfolio. Prior to joining Shire, he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from 2011 to 2013. Prior to joining Proteostasis, he served for 15 years at Genzyme Corporation, a biopharmaceutical company, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. Mr. Enyedy holds a JD from Harvard Law School and practiced law prior to joining Genzyme. Mr. Enyedy is also a director of LogicBio Therapeutics, Inc., Ergomed PLC, the Biotechnology Innovation Organization (BIO), and The American Cancer Society of Eastern New England. Within the past five years, he also served as a director of Akebia Therapeutics, Fate Therapeutics, Inc., and Keryx Biopharmaceuticals, Inc.

We believe that Mr. Enyedy should serve on our Board in recognition of his leadership role as our President and Chief Executive Officer. As a result of his position, Mr. Enyedy has a thorough understanding of all aspects of our business and operations.

Mark Goldberg, M.D., served in various executive capacities of increasing responsibility at Synageva BioPharma Corp., a biopharmaceutical company, from 2011 to 2014, including as Executive Vice President, Medical and Regulatory Strategy from January to October 2014. From October 2014 through the acquisition of Synageva by Alexion Pharmaceuticals, Inc. in 2015, Dr. Goldberg, while no longer an officer, remained employed by Synageva contributing to medical and regulatory strategy. Prior to joining Synageva he served in various management capacities of increasing responsibility at Genzyme Corporation, a biopharmaceutical company, from 1996 to 2011, most recently as Senior Vice President, Clinical Development and Global Therapeutic Head, Oncology, Genetic Health, and as Chair of Genzyme’s Early Product Development Board. Prior to joining Genzyme, he was a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Cancer Institute. Dr. Goldberg is also a Lecturer in Medicine (part-time) at Harvard Medical School. From 2015 to 2018, he served as acting chief medical officer of CANbridge Life Sciences Ltd., a biopharmaceutical company. Dr. Goldberg holds a Doctor of Medicine degree from Harvard Medical School. He is also a director of Blueprint Medicines Corporation, GlycoMimetics, Inc., Idera Pharmaceuticals, Inc., Walden Biosciences, Avacta Group plc, and The American Cancer Society. Within the past five years, he also served as a director of aTyr Pharma, Inc. and Audentes Therapeutics, Inc.

We believe that Dr. Goldberg's qualifications to serve on our Board include his comprehensive experiences in clinical research and medical affairs, as well as early-stage research, at his former employers, which give him a wide-ranging understanding of the drug development process for biopharmaceutical products from the research stage through clinical development.

Tracey L. McCain, Esq. has been a director of ImmunoGen since 2021. Since September 2016, Ms. McCain has served as Executive Vice President & Chief Legal and Compliance Officer of Blueprint Medicines Corporation, a commercial-stage global precision therapy company focused on genomically-defined cancers and hematological disorders. Prior to that, from January 2016 to September 2016, Ms. McCain was Senior Vice President and Head of Legal for Sanofi Genzyme, a global business unit of the biopharmaceutical company Sanofi S.A. From May 1997 to January 2016, Ms. McCain held various roles at Genzyme Corporation, a biopharmaceutical company, including as General Counsel following Genzyme’s acquisition by Sanofi in 2011. Prior to joining Genzyme, she was an Associate at Palmer & Dodge LLP. Ms. McCain holds a J.D. from Columbia University School of Law and a B.A. from the University of Pennsylvania. She is also a director of Kiniksa Pharmaceuticals, Ltd.

We believe Ms. McCain is qualified to serve on our Board based on her legal expertise and her experience working with numerous biotechnology and pharmaceutical companies, including serving on the executive team of commercial-stage companies.

Dean J. Mitchell served as Executive Chair of the Board of Covis Pharma Holdings, a specialty pharmaceutical company, from 2013 to 2020, and as Chair of PaxVax Corporation, a specialty vaccine company, from 2016 to 2018. Prior to that, he served as President and Chief Executive Officer of Lux Biosciences, Inc., a biotechnology company focusing on the treatment of ophthalmic diseases, from 2010 to 2013. Prior to that, he served as President and Chief Executive Officer of Alpharma, Inc., a publicly traded human and animal pharmaceutical company, from 2006 until its acquisition by King Pharmaceuticals, Inc. in 2008. Prior to that he served as President and Chief Executive Officer of Guilford Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company from 2004 until its acquisition by MGI PHARMA, INC. in 2005. Prior to that he served in various senior executive capacities in the worldwide medicines group of Bristol-Myers Squibb Company, a pharmaceutical company, from 2001 to 2004. Prior to that, he spent 14 years at GlaxoSmithKline plc, a pharmaceutical company, in assignments of increasing responsibility spanning sales, marketing, general management, commercial strategy and clinical development and product strategy. Mr. Mitchell is also a director of Precigen (formerly Intrexon, Inc.), Theravance BioPharma, Inc., Kinnate Biopharma Inc., and Praxis Precision Medicines, Inc.

We believe that Mr. Mitchell’s qualifications to serve on our Board include his management experience in the pharmaceutical and biotherapeutics industries, in particular as it relates to later-stage drug development and commercialization, and his experience as a CEO and board member of multiple biotechnology companies.

Kristine Peterson has most recently served as Chief Executive Officer of Valeritas, Inc., a medical technology company focusing on innovative drug delivery systems, from 2009 to 2016. Prior to that she served as Company Group Chair of the biotech groups at Johnson & Johnson, a healthcare products and pharmaceutical company, from 2006 to 2009, and as Executive Vice President for J&J’s global strategic marketing organization from 2004 to 2006. Prior to that she served as

Senior Vice President, Commercial Operations for Biovail Corporation, a pharmaceutical company, and President of Biovail Pharmaceuticals from 2003 to 2004. Prior to that she spent 20 years at Bristol-Myers Squibb Company, a pharmaceutical company, in assignments of increasing responsibility spanning marketing, sales and general management, including running a cardiovascular/metabolic business unit and a generics division. Ms. Peterson is also a director of Amarin Corporation plc, Enanta Pharmaceuticals, Inc., ImmunoCore, Inc., and Paratek Pharmaceuticals, Inc. and, within the past five years, she also served as a director of Valeritas, Inc. and Eyepoint Pharmaceuticals, Inc.

We believe Ms. Peterson’s qualifications to serve on our Board include her extensive executive management and sales and marketing experience in both mature pharmaceutical and smaller biotechnology companies, in particular as it relates to later-stage development and commercialization, and her other public company board experience.

Helen M. Thackray, M.D. has been a director of ImmunoGen since 2021. Dr. Thackray is the Chief Research and Development Officer for BioCryst Pharmaceuticals, Inc., a commercial-stage biotech company that advances novel therapeutics for patients with rare and serious diseases, a position she has held since 2021. Prior to that, she served in various executive capacities of increasing responsibility at GlycoMimetics, Inc. from 2006 to 2021, including most recently as Chief Medical Officer and Senior Vice President, Clinical Development. She also served in positions of increasing responsibility leading clinical development in rare diseases from 2001 to 2006 at Biosynexus, Inc. From 2000 to 2014, she was a Volunteer Clinician at Children's National Medical Center, in Washington, D.C.; and from 1998 to 1999, she was Chief Resident there. Dr. Thackray is a board-certified pediatrician, and, since 2002, has been an Assistant Clinical Professor in Pediatrics at the George Washington University School of Medicine and Health Sciences. She holds a Doctor of Medicine degree from the George Washington University School of Medicine and Health Sciences. Within the past five years, Dr. Thackray also served as a director of BioCryst Pharmaceuticals.

We believe Dr. Thackray’s qualifications to serve on our Board include her extensive clinical development and executive experience in rare diseases and oncology.

Richard J. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline plc (GSK), a pharmaceutical company, from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace’s experience prior to joining GSK included eight years with Bristol-Myers Squibb Company, a pharmaceutical company, and seven years at Johnson & Johnson, a healthcare products and pharmaceutical company, in assignments spanning marketing, sales, manufacturing, and general management. Within the past five years, he also served as a director of GNC Holdings, Inc.

We believe Mr. Wallace’s qualifications to serve on our Board include former experience in various capacities of increasing responsibility at several large pharmaceutical companies. As a result of these experiences, Mr. Wallace has a wide-ranging understanding of drug development both in the U.S. and internationally. Mr. Wallace also has significant corporate governance experience through his current and past service on other company boards.

CORPORATE GOVERNANCE

Independence

Our Board of Directors has determined that a majority of the members of the Board should be “independent directors,” determined in accordance with the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”) as in effect from time to time. Directors who are also ImmunoGen employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with ImmunoGen. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from ImmunoGen; any professional relationship between a director or a member of a director’s immediate family and ImmunoGen’s independent registered public accounting firm; any participation by an ImmunoGen executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between ImmunoGen and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee and the Compensation Committee must qualify as independent under applicable SEC rules and Nasdaq listing standards, which limit the compensation a member of the Audit Committee or Compensation Committee may receive directly or indirectly from ImmunoGen and require that Audit Committee members not be “affiliated persons” of ImmunoGen or its subsidiaries. Consistent with these considerations, the Board has determined that all of the current members of the Board are independent directors, except Mr. Enyedy, who is also our chief executive officer.

Diversity

Our Board of Directors reflects diversity of gender, race/ethnicity, nationality, age, professional background, and viewpoints. The Board is committed to seeking out highly qualified women and minority candidates, as well as candidates from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The below table illustrates the diversity of our Board as of March 31, 2022.

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	3	6	-	-
Number of Directors who identify in Any of the Categories Below:
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did not Disclose Demographic Background	-

How are nominees for the Board selected?

Our Governance and Nominating Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements. All of the nominees for director standing for election at the meeting (other than Dr. Thackray and Ms. McCain) were most recently re- elected as directors at our 2021 annual meeting of shareholders.

Director Qualifications

When considering a potential candidate for membership on the Board, the Governance and Nominating Committee examines a candidate’s specific experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition to these qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate’s skill and experience would enhance the ability of a particular Board committee to fulfill its duties.

We believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out their responsibilities with respect to our business both as conducted today and as we plan to achieve our longer-term strategic objectives. We therefore seek as members of our Board individuals with a variety of perspectives, racial, ethnic, and gender diversity, and the expertise and ability to provide advice and oversight in the areas of financial and accounting controls; biotechnology research and drug development; business strategy; clinical development and regulatory affairs; compensation practices; product commercialization, including pricing and reimbursement; and corporate governance.

Potential candidates may come to the attention of the Governance and Nominating Committee from current directors, executive officers, shareholders, or other persons. Dr. Thackray and Ms. McCain, who were first elected as a director by the Board on September 22, 2021 and November 15, 2021, respectively, were initially introduced to the Governance and Nominating Committee by a current director. The committee also, from time to time, engages firms that specialize in identifying director candidates. In 2021, the committee engaged a third-party firm to expand the committee’s search for candidates and compile information about potential candidates. Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the committee determines that the candidate warrants further consideration, and the person expresses a willingness to be considered and to serve on the Board, the committee requests information from the candidate, reviews the person’s accomplishments and qualifications, compares those accomplishments and qualifications to those of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, members of the committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s credentials and accomplishments. The committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Process for Shareholder Recommendations

Shareholders who wish to submit director candidates for consideration by our Governance and Nominating Committee should send such recommendations to our corporate secretary at ImmunoGen’s executive offices not fewer than 120 days prior to the first anniversary of the date on which ImmunoGen’s proxy statement for the prior year’s annual meeting of shareholders was released. Such recommendations must include the following information: (1) the name and address of the shareholder submitting the recommendation, as they appear on our books, and of the beneficial owner on whose behalf the recommendation is being submitted; (2) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner, and the period for which such shares have been held; (3) if the recommending shareholder is not a shareholder of record, a statement from the record holder (usually a broker or bank) verifying the holdings of the shareholder (or alternatively, a current Schedule 13D or 13G, or a Form 3, 4, or 5 filed with the SEC), and a statement from the recommending shareholder of the length of time that the shares have been held (if the recommendation is submitted by a group of shareholders, the foregoing information must be submitted for each shareholder in the group); (4) a statement from the shareholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders; (5) as to each proposed director candidate, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (6) a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership described above; (7) a description of all arrangements or understandings between the proposed director candidate and the shareholder submitting the recommendation; (8) a description of all relationships between the proposed director candidate and any of our competitors, customers, suppliers, or other persons with special interests regarding ImmunoGen; and (9) the consent of each proposed director candidate to be named in the proxy statement and to serve as a director if elected. Shareholders must also submit any other information regarding the proposed director candidate that SEC rules require to be included in a proxy statement relating to the election of directors.

Can I communicate with ImmunoGen’s directors?

Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: Legal Department. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board, the Chair, or certain specified individual directors. The legal department will make copies of all such letters and circulate them as appropriate to the appropriate director or directors. Items that are unrelated to the duties and responsibilities of our Board may be excluded, such as: junk mail and mass mailings; resumes and other forms of job inquiries; surveys; and solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded.

What is the Board’s leadership structure?

We do not have a policy on whether the same person should serve as both the principal executive officer and Chair of the Board or, if the roles are separate, whether the Chair of the Board should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for ImmunoGen at a given time.

Our Board believes that its current leadership structure, with Mr. Enyedy serving as CEO and Mr. McCluski serving as Chair of the Board, is appropriate for ImmunoGen at this time. We believe that this separation is appropriate since the CEO has overall responsibility for all aspects of our operations and implementation of our strategy, while the Chair of the Board has a greater focus on corporate governance, including leadership of the Board, and he facilitates communication between the CEO and the other members of the Board.

What is the Board’s role in risk oversight?

Our Board’s role in risk oversight is to oversee the executive management team to assure that the long-term interests of shareholders are being properly served, including understanding and assessing the principal risks associated with our businesses and operations and reviewing options for the mitigation or management of such risks. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through the Audit Committee and the Compensation Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our systems of internal accounting control. In addition, the Audit Committee discusses guidelines and policies governing the process by which executive management and the relevant company departments assess and manage ImmunoGen’s exposure to risk and discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Compensation Committee evaluates our compensation policies and practices from the perspectives of whether they support organizational objectives and shareholder interests, and whether or not they create incentives for inappropriate risk-taking.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees. In addition, the Board of Directors has a Clinical Committee, which assists the Board in oversight of the Company’s research and development programs. Each of these committees, except the Clinical Committee, acts under a written charter, copies of which can be found on ImmunoGen’s website at www.immunogen.com on the Investor Information page under “Corporate Governance.”

Each of the Audit, Compensation, and Nominating Committees is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at ImmunoGen’s expense.

Audit Committee

The Audit Committee is comprised of Stephen C. McCluski, Tracey L. McCain, Kristine Peterson, and Richard J. Wallace, with Mr. McCluski as Chair. All members of the Audit Committee qualify as independent under the definitions promulgated by the SEC and Nasdaq. The Audit Committee assists the Board in its oversight of:

●	Our accounting and financial reporting principles, policies, practices, and procedures;
●	The adequacy of our systems of internal accounting control;
●	The quality, integrity, and transparency of our financial statements;
●	Our compliance with all legal and regulatory requirements; and
●	The effectiveness and scope of our Code of Corporate Conduct and Senior Officer and Financial Personnel Code of Ethics.

The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm and pre-approves all audit and non-audit services provided by such firm and its fees. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

Our Board has also determined that Mr. McCluski and Ms. Peterson each qualifies as an “audit committee financial expert” under SEC rules. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is comprised of Dean Mitchell, Mark Goldberg M.D., and Stuart A. Arbuckle, with Mr. Mitchell as Chair. All members of the Compensation Committee qualify as independent under the definition promulgated by the SEC and Nasdaq. The Compensation Committee is responsible for:

●	Setting the compensation of our executive officers;

●	Overseeing the administration of our incentive compensation plans, including the annual bonus objectives and our equity-based compensation and incentive plans, discharging its responsibilities as provided for under such plans, and approving awards of incentive compensation under such plans;
●	Overseeing the administration of our share ownership guidelines for executive officers;
●	Approving, or where shareholder approval is required, making recommendations to the Board regarding any new incentive compensation plan or material change to an existing incentive compensation plan;
●	Reviewing and approving any employment agreements, consulting agreements, severance and/or change in control plans, agreements or other arrangements covering any of our current or former executive officers;
●	Periodically reviewing and, as appropriate, approving any severance and/or change in control plans, agreements or other arrangements covering our employees or classes of employees other than current or former executive officers; and
●	Overseeing our human capital management, including matters related to diversity, equity, and inclusion, employee engagement, and talent development.

Additional information concerning the role of the Compensation Committee, and its processes and procedures, is set forth elsewhere in this proxy statement under “Compensation Discussion and Analysis – Process for Setting Executive Compensation.” Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee is comprised of Kristine Peterson, Mark Goldberg M.D., Helen Thackray M.D., and Richard J. Wallace, with Ms. Peterson as Chair. All members of the Governance and Nominating Committee qualify as independent under the definition promulgated by the SEC and Nasdaq. The Governance and Nominating Committee is responsible for:

●	Identifying and recommending to the Board individuals qualified to serve as directors;
●	Recommending to the Board directors to serve on committees of the Board;
●	Advising the Board with respect to matters of Board composition and procedures;
●	Reviewing our corporate governance guidelines and making recommendations of any changes to the Board;
●	Overseeing the process by which the Board and its committees assess their effectiveness;
●	Reviewing the compensation for non-employee directors and making recommendations of any changes to the Board;
●	Overseeing the administration of our share ownership guidelines for outside directors; and
●	Overseeing our environmental, social, and governance strategy, initiatives, and policies.

How often did the Board and committees meet during 2021?

Our Board of Directors met or acted by unanimous written consent 11 times during 2021. The Audit, Compensation, and Governance and Nominating Committees met or acted by unanimous written consent seven, 18, and six times, respectively, during 2021. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

Does ImmunoGen have a policy regarding director attendance at annual meetings of the shareholders?

It is the Board’s policy that, absent any unusual circumstances, all director nominees standing for election will attend our annual meeting of shareholders. All of our directors attended our 2021 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Mitchell, Mr. Arbuckle, and Dr. Goldberg served on the Compensation Committee. No member of the committee is a present or former officer or employee of ImmunoGen or any of its subsidiaries or had any business relationship or affiliation with ImmunoGen or any of its subsidiaries (other than his or her service as a director) requiring disclosure in this proxy statement.

Does ImmunoGen have a Code of Corporate Conduct?

Yes. We have adopted a Code of Corporate Conduct applicable to our officers, directors, and employees. The code is posted on our website at www.immunogen.com on the Investors & Media page under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Corporate Conduct by disclosing such matters on our website. Shareholders may request copies of our Code of Corporate Conduct free of charge by writing to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: Legal Department.

Does ImmunoGen have a written policy governing related person transactions?

Yes. We have adopted a written policy that provides for the review and approval by the Audit Committee of transactions involving ImmunoGen in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Audit Committee, the Chair of the Audit Committee has been delegated authority to review and approve related person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Audit Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of ImmunoGen and its shareholders. Other than as described below, there have been no related party transactions since January 1, 2021.

In August of 2021, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with RA Capital Healthcare Fund, L.P., a beneficial owner of more than 5% of our common stock, to sell a pre-funded warrant to purchase up to 5,434,782 shares of our common stock, for aggregate consideration of $29,945,648.82. The transaction was approved by the Audit Committee in accordance with the terms of our related person transaction policy.

Does ImmunoGen have a written policy prohibiting certain transactions in its shares, such as hedging transactions?

Yes. Such policy is described elsewhere in this proxy statement under “Compensation Discussion and Analysis – Additional Compensation Policies and Practices.”

Does ImmunoGen have a clawback policy related to executive compensation?

Yes. Such policy is described elsewhere in this proxy statement under “Compensation Discussion and Analysis – Additional Compensation Policies and Practices.”

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

Our mission is to develop the next-generation of antibody-drug conjugates to improve outcomes for cancer patients. By delivering targeted therapies with improved anti-tumor activity and favorable tolerability profiles, we believe that we can disrupt the progression of disease and return patients to better living today. To achieve this mission, we strive to create and maintain a corporate culture centered on people: both our patients and the employees of ImmunoGen who will deliver our therapies to those patients. To that end, how we do our work is equally as important as what we achieve. The foundation of how we go about our work is our core values:

1)	Patients Are People First: Because diseases and statistics don’t have lives to live, but people do.
2)	Progress with Purpose: Because thoughtful innovation can lead to more good days.
3)	It’s Up To Us: Because accomplishing our vision requires each of us to step up.
4)	We’re In It Together: Because marching to the same drumbeat can move mountains.

ImmunoGen’s culture and diversity, equity, and inclusion (DEI) philosophy also shape our approach to environmental, social, and governance (ESG). As we look forward, we see that the success of our business relies on our effective management of key ESG matters. That is why, in 2021, we formalized oversight of ESG matters within our Board committees. The Governance and Nominating Committee now oversees the Company’s ESG strategy, initiatives, and policies. These responsibilities have been codified in the committee charter. Governance and Nominating Committee members will receive regular reports from management on ESG-related matters and initiatives. The Board also strengthened its oversight of the Company’s human capital management and DEI strategies by embedding their review within the Compensation Committee. This update to the Compensation Committee charter is consistent with the Company’s commitment to attract, retain, and develop the highest quality talent now and in the future. Taken together, these expanded Board responsibilities mark an important first step in developing an effective ESG strategy.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also ImmunoGen employees receive no additional compensation for serving on the Board of Directors. Our Compensation Policy for Non-Employee Directors consists of three elements: cash compensation, deferred stock units, and stock options.

What changes were made to the Compensation Policy for Non-Employee Directors during 2021?

During 2021, the Compensation Committee’s independent compensation consultant, Radford, part of the Human Capital Solutions practice at Aon plc (Radford), conducted an analysis of the Company’s non-employee director compensation program as compared to those of the peer group of companies used in assessing compensation for the Company’s executive officers. Based on this analysis, and effective June 16, 2021, the Board of Directors approved and adopted certain changes to the non-employee director compensation policy as recommended by the Governance and Nominating Committee. Such changes were: (i) for new non-employee directors, to decrease the initial grant of DSUs from 34,000 to 30,000, vesting over one year, and the initial grant of stock options from 50,000 to 44,000 shares, vesting over three years, to align such equity compensation with the median for peer group companies, and (ii) for existing non-employee directors, to decrease the annual grant of DSUs from 17,000 to 15,000, vesting over one year, and the annual grant of stock options from 50,000 to 44,000 shares, vesting over one year, also to align such equity compensation with the median for peer group companies. There were no changes to the cash compensation payable to our non-employee directors.

In December 2021, pursuant to additional analysis completed by the Compensation Committee’s independent compensation consultant, the Board of Directors approved and adopted certain changes to the non-employee director compensation policy to align compensation with the median for peer group companies, effective for 2022, as recommended by the Governance and Nominating Committee. Such changes were: (i) for each non-employee director, to increase the annual fee from $40,000 to $45,000; (ii) for each of the Chairs of the Compensation and the Governance and Nominating Committees, to increase the additional annual fee from $14,000 to $15,000; (iii) for each of the non-chair members of the Compensation and the Governance and Nominating Committees, to increase the additional annual fee from $7,000 to $7,500; and, (iv) to pay each member of the Clinical Committee an annual fee of $7,500 (no compensation was previously paid for participation on the Clinical Committee).

Below is a summary of the Compensation Policy for Non-Employee Directors, as in effect at June 16, 2021.

Cash Compensation

Each non-employee director receives an annual fee of $40,000. In addition, the Chair of the Board (or if the Chair is not a non-employee director, the lead independent director) receives an additional annual fee of $35,000, the Chair of the Audit Committee receives an additional annual fee of $20,000, and the Chair of the Compensation Committee and the Governance and Nominating Committee each receives an additional annual fee of $14,000. Other members of the Audit Committee receive an additional annual fee of $10,000, and other members of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual fee of $7,000. All of these annual fees are paid in quarterly installments in, at each director’s election, either cash or deferred stock units. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Deferred Stock Units

Non-employee directors receive deferred stock units as follows:

●	New non-employee directors are initially awarded 30,000 deferred stock units, or DSUs, with each unit relating to one share of our common stock. These awards vest quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.
●	Non-employee directors are annually awarded 15,000 DSUs. These awards vest quarterly over approximately one year from the date of grant (generally the date of the annual meeting of shareholders), contingent upon the individual remaining a director of ImmunoGen as of each vesting date. If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of DSUs subject to such non-employee director’s first annual DSU award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual DSU award. If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she will not receive his or her first annual DSU award until the following year.

Vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time such director’s deferred stock units will generally be settled in shares of our common stock issued under our 2018 Plan (or one of our predecessor equity plans, the 2016 Plan (as defined below) or the 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”), depending on the grant date of the deferred stock units) at a rate of one share for each vested deferred stock unit then held. Any deferred stock units that remain unvested at that time will be forfeited. All unvested deferred stock units will automatically vest immediately prior to the occurrence of a change of control, as defined in the 2018 Plan (or the substantially identical definition in the 2016 Plan or 2006 Plan, as applicable). We believe that the requirement that non-employee directors hold their deferred stock units for the duration of their tenure on our Board mitigates excessive risk-taking and directly aligns a substantial portion of director compensation with the creation of long-term shareholder value.

Stock Options

Non-employee directors also receive stock option awards as follows:

●	If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, such non-employee director receives a stock option award covering 44,000 shares of our common stock, which vests quarterly over three years from the date of grant. These awards have an exercise price equal to the closing price of our common stock on the date of grant and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.
●	Non-employee directors receive an annual stock option award covering 44,000 shares of our common stock. These awards have an exercise price equal to the closing price of our common stock on the date of grant (generally the date of the annual meeting of shareholders), vest quarterly over approximately one year from the date of grant and expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period. If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of shares covered by such non-employee director’s first annual stock award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual stock option award. If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she will not receive his or her first annual stock option award until the following year.

All unvested stock option awards granted to non-employee directors will automatically vest immediately as of the date of a change of control, as defined in the 2018 Plan.

The Governance and Nominating Committee will periodically review the size of the foregoing deferred stock unit and stock option awards to ensure that, in light of changes in the market price of our common stock, these awards are generally aligned with equity awards granted to the outside directors of our peer group.

Compensation paid to the non-employee members of our Board of Directors with respect to 2021 was as follows:

Director Compensation for Calendar Year 2021
Name	Fees Earned or Paid in Cash (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	Total
Stuart Arbuckle	$47,000	$101,550	$209,519	$358,069
Mark Goldberg, M.D.	54,000	101,550	209,519	365,069
Tracey L. McCain, Esq.	6,386	170,400	174,513	351,299
Stephen C. McCluski	95,000	101,550	209,519	406,069
Dean J. Mitchell	54,000	101,550	209,519	365,069
Kristine Peterson	64,000	101,550	209,519	375,069
Helen M. Thackray, M.D.	12,899	179,100	182,794	374,793
Richard J. Wallace	57,000	101,550	209,519	368,069

(1)	This column represents the annual fees described above and includes any amounts which a director has elected to be paid in deferred stock units in lieu of cash. For calendar year 2021, all of the outside directors elected to be paid their annual fees in cash, except that Dr. Goldberg and Mr. Mitchell both elected to be paid $54,000 of their annual fees in deferred stock units.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the deferred stock units credited to non-employee directors during 2021, which have been calculated in each case by multiplying the number of units by the closing price of our common stock on the Nasdaq Global Select Market on the date(s) as of which such units were credited to the non-employee director. This column does not include the deferred stock units received in lieu of cash fees described in the preceding footnote.
(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted to non-employee directors during 2021, which have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model. Additional information can be found in Note B to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)	The following table provides details regarding the aggregate number of each non-employee director’s vested and unvested deferred stock units and shares subject to outstanding options as of December 31, 2021:

	Deferred Stock Units	Shares Subject to
	Outstanding at	Outstanding Options at
Name	Calendar Year-End (#)	Calendar Year-End (#) (a)
Stuart Arbuckle	48,000	149,967
Mark Goldberg, M.D.	131,123	179,645
Tracey L. McCain, Esq.	30,000	44,000
Stephen C. McCluski	90,458	179,645
Dean J. Mitchell	115,021	99,711
Kristine Peterson	59,954	182,711
Helen M. Thackray, M.D.	30,000	44,000
Richard J. Wallace	87,326	179,645

(a)	Includes only options granted to members of the Board in their capacity as non-employee directors.

Are the outside directors subject to share ownership guidelines?

Yes. Our Board of Directors adopted, effective as of July 1, 2014, share ownership guidelines for our outside directors. The guidelines provide that outside directors are expected to own shares of our common stock having an aggregate value equal to at least three times the annual meeting fee (whether such fee is paid in cash or, at the director’s option, in deferred stock units), excluding Lead Director/Chair of the Board and committee-related fees. The current outside directors (other than Mr. Arbuckle, Ms. McCain, and Dr. Thackray, who became directors in 2018, 2021, and 2021, respectively) had five years from the date of the 2014 annual meeting of shareholders to achieve the ownership requirement, and new outside directors (Mr. Arbuckle, Ms. McCain, and Dr. Thackray) will have a similar five-year period following their election. The outside directors may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children, vested deferred stock units, and vested stock options. In the case of deferred stock units or stock options, the aggregate exercise price or other cash consideration, if any, required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.

As of the initial measurement date of November 11, 2019, all but one of our outside directors who had served for at least five years met the ownership threshold in our guidelines. As previously disclosed, because of unexpected volatility in the price of our common stock, we extended that one director’s measurement date to November 11, 2020, at which time this director met the ownership threshold. The next measurement date for the directors, except for Mr. Arbuckle, Ms. McCain, and Dr. Thackray, will be November 11, 2022.

AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 300,000,000 TO 600,000,000
(Notice Item 3)

There will be presented at the meeting a proposal to approve an amendment to our Restated Articles of Organization, which amendment was approved by our Board of Directors on April 1, 2022 and is subject to shareholder approval. The amendment increases the number of authorized shares of our common stock from 300,000,000 to 600,000,000.

The additional common stock to be authorized by approval of the amendment will have rights that are identical to our currently authorized common stock. Approval of the proposed amendment will not affect the rights of the holders of currently outstanding shares of our common stock, except for the effects incidental to increasing the number of shares of common stock if and when the additional shares are issued. If the amendment is approved, it will become effective upon the filing of Articles of Amendment of our Restated Articles of Organization with the Secretary of the Commonwealth of Massachusetts.

As of April 8, 2022, there were 220,536,032 shares of our common stock issued, 32,798,418 shares of common stock reserved for issuance upon exercise of pre-funded warrants, and 36,929,607 shares of common stock reserved for issuance under our equity compensation plans, including our Employee Stock Purchase Plan (ESPP). Accordingly, as of that date, of the 300,000,000 shares of common stock currently authorized, there were fewer than 10,000,000 shares of common stock available for general corporate purposes.

Recommendation

The Board recommends that you vote “FOR” the proposal to amend our Restated Articles of Organization to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000.

Purpose of the Proposed Amendment

Although as of the mailing date of this proxy statement the Board has no specific plans to issue shares of common stock in excess of the number currently authorized, the Board believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Our Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future, without the delay and expense associated with repeated separate amendments to our Articles of Organization and convening a special meeting of shareholders. The additional shares may be used for various purposes, including, without limitation, raising capital, expanding our business or research and development programs through the acquisition of other businesses or products, equity compensation, and stock splits and dividends.

Possible Effects of the Proposed Amendment

If the shareholders approve the proposed amendment, the Board may cause the issuance of the additional shares of our common stock without further shareholder approval, except as may be required by law, regulatory authorities, or the rules of the Nasdaq Stock Market or any other stock exchange on which our shares may be listed at the time of any proposed issuance. Under our Restated Articles of Organization, shareholders do not have preemptive rights to subscribe for additional securities that may be issued by us, which means that current shareholders do not have a prior right to purchase any new issue of our securities in order to maintain their proportionate ownership of our common stock. In addition, if the Board elects to issue additional shares of common stock, such issuance could have a dilutive effect on earnings per share, voting power, and holdings of current shareholders.

In addition to the corporate purposes discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of ImmunoGen by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of ImmunoGen and our shareholders. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our shareholders to dispose of their shares in takeover attempts or under a merger proposal. However, the Board is not aware of any attempt to take control of ImmunoGen and the Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover defense.

AMENDMENT TO OUR 2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 13,000,000

(Proposal 3)

In 2018, our Board adopted, and our shareholders subsequently approved the 2018 Plan. Following shareholder approval of the 2018 Plan, our 2016 Employee, Director and Consultant Equity Incentive Plan (the “2016 Plan”) was terminated. All outstanding awards under the 2016 Plan remain in effect, but no additional awards may be made under the 2016 Plan after June 20, 2018.

There will be presented at the meeting a proposal to approve an amendment to the 2018 Plan, which was approved by our Board of Directors on April 1, 2022 and is subject to shareholder approval. The amendment provides as follows:

●   an increase in the number of shares of our common stock authorized for issuance thereunder by 13,000,000.

Recommendation

The Board recommends a vote “FOR” the proposal to amend the 2018 Plan to increase the number of shares of our common stock issuable thereunder by 13,000,000.

Summary of and Reasons for the Amendment to the 2018 Plan

We believe that the effective use of stock-based long-term compensation is vital to our ability to achieve strong performance in the future. Awards under the 2018 Plan are intended to attract, retain, and motivate key individuals, further align employee and shareholder interests, and closely link compensation with our corporate performance. We believe that the 2018 Plan is essential to allow us to continue to provide long-term, equity-based incentives to present and future employees, consultants, and directors.

Increase in the number of shares of our common stock authorized for issuance under the Amended 2018 Plan

The Board believes that the number of shares currently remaining available for issuance pursuant to future awards under the 2018 Plan (4,714,338 shares as of April 8, 2022) is not sufficient for future granting needs given planned future growth of the company. Accordingly, the proposed amendment to the 2018 Plan increases the number of shares of common stock authorized for issuance thereunder by 13,000,000. Based on the closing price of our common stock as reported on the Nasdaq Global Select Market on April 8, 2022 ($5.53), the market value of the shares currently available for issuance under future awards, plus the additional 13,000,000 shares, would be $97,960,289.

As of April 8, 2022, 24,027,675 shares were subject to outstanding stock option and other stock-based awards granted under the 2018 Plan and the discontinued 2016 and 2006 Plans (in all cases, assuming performance goals are met in full with respect to performance-based awards). The foregoing number also includes shares of our common stock issuable upon redemption of outstanding deferred share units credited to our non-employee directors under our Compensation Policy for Non-Employee Directors but does not include the number of shares subject to outstanding stock options and other stock-based awards granted under the ImmunoGen, Inc. Inducement Equity Incentive Plan (the “Inducement Plan”) (3,586,300 shares outstanding as of April 8, 2022). Accordingly, as of April 8, 2022, the equity overhang, represented by the sum of all outstanding stock option and other stock-based awards, other than those granted under the Inducement Plan, plus the number of shares available for issuance pursuant to future awards under the 2018 Plan, was 11.5%. If the proposed amendment to the 2018 Plan is approved by shareholders, the equity overhang would be 15.9%, not taking into account awards granted under the Inducement Plan. Equity overhang was calculated in each instance above as (a) the sum of (i) all shares issuable upon exercise, vesting, or redemption of outstanding awards, plus (ii) all shares available for issuance pursuant to future awards, as a percentage of (b) the sum of (i) the number of shares of our common stock outstanding as of April 8, 2022, plus (ii) the number of shares described in clause (a) above.

The Compensation Committee of our Board of Directors has considered our historical annual burn rate in granting awards under the 2018 Plan and previous plans, and believes that our burn rate, determined on this basis, is reasonable for a development stage company that is prudently planning for success. We also believe that it is appropriate to exclude the impact of new hire awards, which are determined primarily by competitive market conditions, in evaluating our burn rate. The following table shows our 3-year burn rate history (adjusted to exclude new hire awards under the Inducement Plan):

	CY21	CY20	CY19
Adjusted Gross Burn Rate as a % of Outstanding Shares (1)	2.0%	3.6%	5.5%
Adjusted Net Burn Rate as a % of Outstanding Shares (2)	1.2%	2.1%	-1.0%

1)    Adjusted gross burn rate is calculated as a result of (a) shares subject to awards granted during the applicable calendar year (excluding new hire awards), divided by (b) the weighted average common shares outstanding during the applicable calendar year.

2)    Adjusted net burn rate is calculated as the result of (a) shares subject to awards granted during the applicable calendar year (excluding new hire awards), minus shares subject to awards that were forfeited, canceled, or terminated (other than upon exercise) during the applicable calendar year, divided by (b) the weighted average common shares outstanding during the applicable calendar year.

Our Board believes that if the proposed amendment to the 2018 Plan is approved by shareholders, the additional shares, when added to the shares currently available for issuance under future awards, will, based on data available as of the date of this proxy statement, enable us to continue to grant equity-based awards in line with our historical practices for approximately two additional years following the current year.

Summary of Material Features of the Amended 2018 Plan

The following description of the material features of the 2018 Plan, giving effect to the adoption of the proposed amendment (the “Amended 2018 Plan”), is intended to be a summary only. This summary is qualified in its entirety by the full text of the Amended 2018 Plan that is attached to this proxy statement as Exhibit A.

Eligibility. The Amended 2018 Plan allows us, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards, and other stock-based awards to employees, directors, and consultants (123 employees, eight non-employee directors, and zero consultants are eligible to receive awards under the Amended 2018 Plan as of April 8, 2022) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to our long-term success.

Shares Available for Issuance. The Amended 2018 Plan provides for the issuance of a number of shares equal to the sum of (i) 13,000,000 plus (ii) 4,714,338 shares remaining under the Amended 2018 Plan as of April 1, 2022, the date the Board of Directors approved the amendment to the 2018 Plan, plus (iii) the number of shares underlying any stock option and other stock-based awards previously granted under the Amended 2018 Plan, the 2016 Plan, and the 2006 Plan that are forfeited, expire, or are canceled without delivery of shares of common stock or which result in the forfeiture of shares of common stock back to the Company on or after April 1, 2022 (in the case of (ii) and (iii) not to exceed 28,742,013 shares in the aggregate). Shares of common stock reserved for awards under the Amended 2018 Plan that expire or are forfeited, canceled, or otherwise terminated (other than by exercise), or result in any shares not being issued, generally are added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes are not available again for future awards. In addition, shares purchased by us with the proceeds of the option exercise price of any option award may not be reissued under the Amended 2018 Plan.

Any awards under the Amended 2018 Plan having an intrinsic value that is not solely dependent on appreciation in the price of our common stock after the date of grant, also known as “full-value awards,” will be treated, for purposes of determining the number of shares of our common stock available for issuance under the Amended 2018 Plan, as one and one-quarter (1.25) shares for each share subject to such full-value awards. In addition, the aggregate grant date fair value of shares to be awarded to any non-employee director in any calendar year may not exceed $500,000, except that this limitation shall not apply to stock-based awards made pursuant to an election by a non-employee director to receive such stock-based award in lieu of cash for all or a portion of cash fees to be received for service on our Board of Directors or any committee thereof.

Stock Options. Stock options granted under the Amended 2018 Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”), or non-qualified stock options, which are not intended to meet those requirements. Incentive Stock Options may be granted to employees of ImmunoGen and its affiliates. The exercise price of a stock option may not be less than 100% of the closing price of a share of our common stock on the date of grant. The term of stock options granted under the Amended 2018 Plan may not be longer than ten years. Moreover, if an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the closing price of a share of our common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability. Options, however, will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has certain of the rights and privileges of a regular shareholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the shares, but he or she may not sell the shares until the restrictions are lifted. In addition, dividends may accrue but shall not be paid prior to and only to the extent that, the shares subject to the restrictions vest.

Restricted Stock Units and Performance Stock Units. Restricted stock units and performance stock units provide the grantee with the right to receive a fixed number of shares of common stock in the future based on the grantee providing continuing service for the period specified in the award agreement, in the case of restricted stock units, and if the performance goals are met, in the case of performance stock units. If the vesting is achieved the grantee shall be entitled to receive such number of shares based on the number of units specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the grantee receives the shares related to the stock units upon vesting. If the grantee does not satisfy the vesting conditions by the end of the applicable period specified in the award agreement the award is forfeited and shares are not issued.

Other Stock-Based Awards. The Amended 2018 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to, stock appreciation rights, phantom stock awards, deferred stock units, and unrestricted stock awards. Under no circumstances may the agreement covering stock appreciation rights (a) have an exercise price per share that is less than 100% of the closing price of a share of our common stock on the date of grant or (b) expire more than ten years following the date of grant. We will issue shares of our common stock under the Amended 2018 Plan to our non-employee directors upon redemption of deferred share units that may be granted to our non-employee directors under our Compensation Plan for Non-Employee Directors after June 20, 2018.

Except in the case of death, disability, or “change of control” (as defined in the Amended 2018 Plan), no award shall vest, and no right of ImmunoGen to restrict or reacquire shares subject to full value awards shall lapse, less than one year from the date of grant. However, awards may be granted having time-based vesting of less than one year from the date of grant so long as no more than 5% of the shares reserved for issuance under the Amended 2018 Plan are granted in the aggregate pursuant to such awards.

Plan Administration. In accordance with the terms of the Amended 2018 Plan, our Board of Directors has authorized the Compensation Committee to administer the Amended 2018 Plan. The Compensation Committee may delegate part of its authority and powers under the Amended 2018 Plan to one or more of our directors, but only the Compensation Committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934. In accordance with the provisions of the Amended 2018 Plan, the Compensation Committee determines the terms of awards, including:

●	which employees, directors, and consultants will be granted awards;
●	the number of shares subject to each award; and
●	the terms and conditions upon which an award may be granted in accordance with the Amended 2018 Plan.

In addition, the Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is not prohibited by the Amended 2018 Plan, and (ii) any such amendment does not impact the rights of a participant to whom such award was made without the participant’s consent (or in the event of the death of the participant, the participant’s survivors).

Stock Dividends and Stock Splits. If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock thereafter deliverable upon the exercise of an outstanding option or upon issuance under another type of award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the per share purchase price and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination, or stock dividend.

Other Dividends. Except as expressly provided in the Amended 2018 Plan, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of shares pursuant to an award.

Corporate Transactions. Upon a merger, consolidation, or other reorganization event, our Board of Directors (or an entity assuming the obligations of the company under the Amended 2018 Plan), may, in its sole discretion, take any one or more of the following actions pursuant to the Amended 2018 Plan, as to some or all outstanding awards:

●	provide that all outstanding options shall be assumed or substituted by the successor corporation;
●	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
●	in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
●	provide that outstanding awards shall be assumed or substituted by the successor corporation; and
●	with respect to outstanding stock grants, provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the administrator, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The Amended 2018 Plan may be amended by our shareholders. It may also be amended by our Board of Directors, provided that any amendment approved by our Board which requires shareholder approval (1) under the rules of Nasdaq, (2) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (3) for any other reason, is subject to obtaining such shareholder approval. However, no such action may adversely affect any rights under any outstanding awards without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award. Other than in connection with stock dividends, stock splits, and corporate transactions, as summarized above, (i) the exercise price of an option may not be reduced, (ii) an option may not be canceled in exchange for a replacement option having a lower exercise price, or for another award or for cash, and (iii) no other action may be taken that is considered a direct or indirect “repricing,” in each case without shareholder approval. In addition, except in the case of death, disability or “change of control” (as defined in the Amended 2018 Plan), outstanding awards may not be amended in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by ImmunoGen to restrict or reacquire shares subject to, all or any portion of any award.

Duration of the Amended 2018 Plan. The Amended 2018 Plan will expire on March 28, 2028. No awards may be made after termination of the Amended 2018 Plan, although previously granted awards may continue beyond the termination date in accordance with their terms.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the Amended 2018 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the Amended 2018 Plan are exempt from or comply with the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options. Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction (subject to certain limitations imposed under the Code), in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price (or, in some cases, the excess of the shares’ fair market value at time of disposition over the option price). Any additional gain realized on the disposition will normally constitute capital gain.

Non-Qualified Options. Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options, will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then fair market value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income (subject to certain limitations imposed under the Code).

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss (subject to certain limitations imposed under the Code).

Stock Grants. With respect to stock grants under the Amended 2018 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee (subject to certain limitations imposed under the Code).

Stock Units. The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee (subject to certain limitations imposed under the Code).

New Plan Benefits

None of the 13,000,000 additional shares of common stock for which shareholder approval is being sought may be made the basis of awards under the Amended 2018 Plan prior to shareholder approval of the amendment to that plan. Future options and other awards under the Amended 2018 Plan are subject to the discretion of the Compensation Committee, and therefore it is not possible to identify the persons who will receive options or other awards under the Amended 2018 Plan in the future, nor the amount of any such future options or other awards. The following table shows the awards that were granted to our named executive officers, executive officers as a group, non-executive officers as a group, and directors as a group, in each case for the year ended December 31, 2021 under the 2018 Plan:

Name and Position	Number of Stock Options
Mark J. Enyedy	925,000
President and Chief Executive Officer
Susan Altschuller	163,798
Senior Vice President and Chief Financial Officer
Anna Berkenblit	282,019
Senior Vice President and Chief Medical Officer
Stacy Coen	185,016
Senior Vice President and Chief Business Officer
Kristen Harrington-Smith (1)	—
Senior Vice President and Chief Commercial Officer
Executive Group	1,677,738
Non-Executive Director Group	352,000
Non-Executive Officer Group	1,894,547

(1)	The awards granted to Ms. Harrington-Smith upon hire on November 15, 2021 were granted under the Inducement Plan.

Equity Compensation Plans

The following table sets forth information as of December 31, 2021 with respect to existing compensation plans under which our equity securities are authorized for issuance.

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category	warrants, and rights (1)	warrants, and rights (2)	reflected in column (a))
Equity compensation plans approved by security holders (3)	19,244,341	$6.39	9,674,763
Equity compensation plans not approved by security holders (4)	2,643,900	5.53	853,125
Total	21,888,241	$6.28	10,527,888

(1)	The amount in this column includes the number of shares subject to issuance upon the exercise of stock options, unvested restricted stock unit awards, and DSUs.
(2)	The amount in this column reflects all outstanding stock options but does not include restricted stock unit awards or DSUs, which do not have an exercise price.
(3)	These plans consist of our 2006, 2016, and 2018 Plans.
(4)	On December 19, 2019, our Board adopted the Inducement Plan, which has subsequently been amended, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company. Pursuant to the terms of the Inducement Plan, the Company may grant nonqualified stock options, stock grants, and other stock-based awards to individuals who were not previously an employee or director of the Company or individuals returning to employment after a bona fide period of non-employment with the Company. During 2022, the Compensation Committee voted to add 3,500,000 shares to the Inducement Plan.

Outstanding Awards under Equity Incentive Plans. As of April 8, 2022, there were 26,937,508 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $6.08, and a weighted average remaining life of 7.75 years. There were a total of 75,000 issued and outstanding restricted stock units that remain subject to forfeiture, 72,500 shares subject to DSUs that remain subject to forfeiture, and 528,966 shares subject to vested DSUs. All DSUs are held by non-management directors. As of April 8, 2022, 8,125,063 shares were available for future issuance under those plans (4,714,338 shares remaining under the Amended 2018 Plan and 3,410,725 under the Inducement Plan).

EXECUTIVE OFFICERS

Who are ImmunoGen’s executive officers?

The following persons are our executive officers as of the date of this proxy statement:

Name	Position
Mark J. Enyedy (1)	President and Chief Executive Officer
Susan Altschuller, PhD (1)	Senior Vice President and Chief Financial Officer
Anna Berkenblit, MD (1)	Senior Vice President and Chief Medical Officer
Stacy Coen (1)	Senior Vice President and Chief Business Officer
Kristen Harrington-Smith (1)	Senior Vice President and Chief Commercial Officer
Theresa G. Wingrove, PhD	Senior Vice President, Regulatory Affairs and Quality

Where can I obtain more information about ImmunoGen’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 1 entitled “Business – Information about our Executive Officers” in our Annual Report on Form 10-K for the year ended December 31, 2021, which information is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of our 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables following this section which provide compensation information for our Chief Executive Officer (“CEO”) and our other named executive officers (“NEOs”) as identified below.

Name	Position
Mark J. Enyedy	President and Chief Executive Officer
Susan Altschuller, PhD	Senior Vice President and Chief Financial Officer
Anna Berkenblit, MD	Senior Vice President and Chief Medical Officer
Stacy Coen	Senior Vice President and Chief Business Officer
Kristen Harrington-Smith[1]	Senior Vice President and Chief Commercial Officer
[1] Ms. Harrington-Smith was hired on November 15, 2021.
I.	Executive Summary

We are developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By delivering targeted therapies with improved anti-tumor activity and favorable tolerability profiles, we believe that we can disrupt the progression of disease and return patients to better living. This is what we call our commitment to “target a better now.”

Despite the challenges of the macro environment over the last year, this was a period of transformation for ImmunoGen, highlighted by positive pivotal data for our lead program, advances across our earlier-stage portfolio, and further strengthening of our balance sheet and management team.

Recent accomplishments include:

Mirvetuximab Soravtansine (mirvetuximab)

•	Reported positive topline pivotal data from SORAYA
•	Continued enrollment in MIRASOL
•	Initiated PICCOLO for patients with FRα-high recurrent platinum sensitive ovarian cancer
•	Aligned with the US Food and Drug Administration (FDA) on the design for GLORIOSA, a randomized Phase 3 study of mirvetuximab in combination with bevacizumab maintenance in FRα-high platinum-sensitive ovarian cancer
•	Supported investigator-sponsored trials of mirvetuximab plus carboplatin in a single-arm study in the neoadjuvant setting and a randomized study in patients with recurrent platinum-sensitive ovarian cancer
•	Advanced collaboration with Huadong Medicine

Pivekimab Sunirine (pivekimab, formerly IMGN632)

•	Continued enrollment in the pivotal Phase 2 CADENZA trial of pivekimab in frontline and relapsed/refractory blastic plasmacytoid dendritic cell neoplasm (BPDCN)
•	Presented initial pivekimab + venetoclax + azacytidine data in acute myeloid leukemia (AML) and initial frontline BPDCN data at the 2021 American Society of Hematology (ASH) Annual Meeting

IMGC936

•	Presented preclinical data at the 2021 American Association for Cancer Research (AACR) Annual Meeting
•	Continued dose escalation in Phase 1 study

IMGN151

•	Presented preclinical data at the 2021 AACR Annual Meeting
•	Submitted investigational new drug (IND) application

Leadership and Financials

•	Appointed Kristen Harrington-Smith as Chief Commercial Officer and Dr. Mimi Huizinga as Head of Medical Affairs
•	Appointed Dr. Helen Thackray and Tracey L. McCain, Esq. to Board of Directors
•	Generated net proceeds of over $350 million through an at-the-market offering program, warrants, and follow-on offering, extending anticipated cash runway into 2024

Due to the significant progress across the business in the past year, we enter 2022 with significant momentum and strong prospects for the business, including: the potential launch of our first product, expected top-line data for our second pivotal program, anticipated advancement of our earlier-stage portfolio, and continued expansion of our pipeline and research capabilities.

2021 Compensation Highlights

Our compensation program is well-structured to incentivize our leadership team to focus on the strategic objectives that, when achieved, will help to create shareholder value. To this end, we regularly evaluate and make changes to our executive program to ensure that our approach aligns with shareholder interests as well as with competitive and appropriate pay practices for our industry.

Annual Incentive Plan Payout

We experienced delays in site activation and patient accrual in some of our clinical studies primarily due to the impact of the COVID-19 pandemic, which led to a shortfall in our enrollment objectives for the year. In collaboration with our vendors, our team responded quickly to adapt to the pandemic environment. These efforts mitigated enrollment delays and resulted in approximately a one quarter extension to our timelines for BLA submission. Apart from clinical delays, we met or exceeded most of the remaining objectives set forth in our annual incentive plan. After considering our overall performance, including the missed enrollment objectives, our Compensation Committee determined that the corporate objectives under our annual incentive plan were achieved at 90% of target.

Continued Strong Say-on-Pay Support

Our annual “say-on-pay” proposal received the support of over 98% of votes cast at our annual shareholder meeting held in June 2021. The Compensation Committee believes this reflects strong shareholder support for not only the executive compensation program structure and pay philosophy, but also for the steps that the committee has taken in the last several years to improve the executive compensation program, incorporate shareholder feedback, and navigate the uncertainties brought on by the pandemic. While this level of support is encouraging, the committee will continue to seek shareholder feedback on our executive compensation program to ensure that executive interests continue to be closely aligned with shareholder perspectives and interests.

How Our Pay Program Works

The Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with shareholder interests as well as with competitive and appropriate pay practices for our industry. The following are important features of the design and operation of our executive compensation program:

Components of Pay

The components of our executive compensation program consist primarily of elements that are available to all of our employees, including base salary, annual performance-based bonuses, long-term equity awards, and broad-based benefits.

Base Salary

Base salaries provide the only fixed pay element of our program and are set to be competitive with our peers, while reflecting an executive officer’s responsibilities, demonstrated performance, and expected future contributions.

Annual Performance-Based Bonuses

An annual cash incentive award pool is determined based on the achievement of certain corporate strategic goals, which can range from 0% to 150%. After the bonus pool is established, an individual performance multiplier is applied. This multiplier, which can range from 0% to 125%, is based on achievement against pre-established individual objectives, as evaluated by the CEO for the other NEOs (the CEO award is entirely tied to corporate objectives, which are approved by the Compensation Committee), and then multiplied by the corporate performance percentage to determine an individual’s earned bonus for the year.

Long-Term Equity Awards

Long-term equity awards provide a retention vehicle for our executives, while incentivizing executives to deliver long-term shareholder value.

For 2021, our NEOs were granted time-vesting options. In 2020, our NEOs (other than Ms. Harrington-Smith) also received performance-based stock options that may be earned only upon the achievement of key operational goals over a four-year period.

Broad-based Benefits	Broad-based benefits provide financial insurance and health and retirement support for our employees and reward them for the commitment we expect from them while employed by us.

Target Pay Mix

The Compensation Committee does not apply a specific formula for allocating total compensation among the various components. Instead, the Compensation Committee uses its judgment, in consultation with Radford, the Compensation Committee’s independent executive compensation consultant, to establish a mix of current, short-term, and long-term incentive compensation, and cash and equity compensation, for each NEO. As can be seen in the graphs below, a large percentage of executive pay is variable and “at-risk” (90% for the CEO, and 78% on average for other NEOs), meaning that value will only be received by the executive if corporate and stock price performance are strong. Our use of a substantial level of variable and “at risk” compensation supports our pay-for-performance culture and pay program. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.

For 2021, our NEOs had the following target pay mix:

Pay and Performance

The Compensation Committee has designed an executive compensation program that carefully balances our desire to attract, retain, and motivate the industry’s top talent, while focusing on creating long-term sustainable growth in shareholder value. We believe that the foundation of our program is a pay-for-performance philosophy. As indicated below in the graphic of CEO pay over the past three years, the reported pay value – pay that is displayed in the Summary Compensation Table – is much different than the realizable pay that the CEO may actually receive. The significant difference in values is attributable to share price movement and reflects a clear picture of our pay-for-performance philosophy in action, as well as an example of how management and shareholder interests are closely aligned. The value of our CEO pay packages as of the end of the last three fiscal years are displayed in the green bars. As of year-end 2021, Mr. Enyedy’s 2021 options were underwater, and were therefore not realizable.

“Reported CEO Pay” is the value reported in the Summary Compensation Table for base salary, non-equity incentive compensation, and option awards, adjusted to include, for 2020, the grant date value of performance-based awards granted in such year, assuming performance goals are met in full; and adjusted to exclude, for 2021, $1.1 million of incremental fair value pursuant to FASB ASC Topic 718 resulting from a modification of the performance-based awards granted in 2020.

“Realizable CEO Pay” is defined as the compensation earned or deliverable for each year, including: actual salary received, actual annual bonus received, and the intrinsic value of stock options granted in that year, including performance-based awards assuming performance goals are met in full, as valued on December 31, 2021 using the year-end share price of $7.42 per share.

Governance Practices

The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our executive compensation programs:

✓ ✓ ✓ ✓	✓ ✓
What We Do
✓
Align executive compensation with shareholder interests
✓
Pay-for-performance philosophy and culture
✓
Majority of pay is directly linked to company stock price performance
✓
Comprehensive clawback policy
✓
"Double-trigger" change-in-control provisions
✓ Rigorous stock ownership requirements for all executives ✓ Perform an annual risk assessment of our compensation program ✓ Retain a compensation consultant
What We Don’t Do
x No hedging of our stock x No pledging of our stock without General Counsel approval x No guaranteed bonuses	x No backdating or repricing of stock option awards x No supplemental executive retirement plans x No excessive perquisites x No excise tax gross-ups
II.	Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to enable us to attract, retain, and motivate key executives to achieve our long-term objective of creating significant shareholder value through our antibody-drug conjugate technology and expertise. In this regard, we set executive compensation with two principal goals: first, generally to align fixed compensation and target incentive compensation with the market median for our peer group; and second, to align a substantial portion of that compensation with the creation of long-term value for our shareholders.

Attracting and retaining key executives is particularly challenging in the biotechnology industry, where executives are required to remain focused and committed throughout years of product development, regulatory approvals, and, at times, financial instability. The market for executive talent in our industry is highly competitive, with many biotechnology companies that are at a similar stage of development located in general proximity to our corporate office outside of Boston, Massachusetts.

III.	Process for Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing our executive compensation philosophy and the design of our executive compensation program, as well as for determining the level of compensation awarded to our NEOs. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found elsewhere in this proxy statement.

In addition to evaluating our executives’ contributions and performance in light of corporate objectives and individual performance, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to executive officers in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, the anticipated out-of-pocket costs and level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.

Role of Independent Compensation Consultant

The Compensation Committee retained the services of Radford as its independent executive compensation consultant due to its extensive analytical and compensation expertise in the biotechnology and pharmaceutical industry. In this capacity,

Radford has advised the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2021, Radford assisted the Compensation Committee with, among other things:

●	executive and director market pay analysis;
●	reviewing and suggesting changes to the compensation peer group;
●	developing and refining executive and director pay programs; and
●	drafting this CD&A and other proxy statement disclosures.

The Compensation Committee has the sole authority to engage and terminate Radford’s services, as well as to approve Radford’s compensation. Radford makes recommendations to the Compensation Committee but has no authority to make compensation decisions on our behalf or on behalf of the Compensation Committee. Radford reported to the Compensation Committee and had direct access to the Chair and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs as described above, Radford did not provide other services to us in 2021.

The Compensation Committee conducted a specific review of its relationship with Radford in the past year and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC, and Nasdaq.

Role of Management

To aid the Compensation Committee in its responsibilities, the CEO presents to the Compensation Committee his assessment of the performance and achievements for each of the NEOs (other than himself) for the prior year. The Compensation Committee gives considerable weight to the CEO’s performance evaluations of the other NEOs, since he has direct knowledge of the criticality of their work, performance, and contributions. Our CEO does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.

The Compensation Committee has delegated to our CEO the authority to grant stock options and restricted stock awards under our 2018 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, including new hire awards and equity recognition awards, both subject to guidelines established by the Compensation Committee.

Use of Market Data and Peer Group Analysis

When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to the current compensation practices of comparable publicly-held companies in the life sciences industry, especially to understand the competitive compensation required to attract and retain individuals with the necessary specific expertise and experience.

As in prior years, the Compensation Committee considered numerous factors when setting executive pay levels for 2021. While the Compensation Committee believes that referencing peer group compensation levels as part of the pay setting process is helpful in determining market-competitive compensation for our executives, it does not tie any pay elements directly to specific benchmarks within the peer group. Instead, the Compensation Committee considers peer data as part of a market-check analysis that is used in conjunction with its assessments of numerous other factors, including: a review of industry survey data; employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities; and any retention concerns.

2021 Peer Group

In September 2020, based on the recommendations and assistance of Radford, the Compensation Committee reviewed the members of our then-current peer group to determine if each peer company continued to be an appropriate reference point for purposes of making 2021 executive compensation decisions. With the assistance of Radford, the Compensation Committee considered several factors in determining the appropriate peer group for 2021, including:

●	Sector: U.S.-based public, biopharmaceutical companies
●	Stage of development: Late-stage (Phase 3) pre-commercial companies to reflect our talent market
●	Market capitalization: Generally, between $250M and $2.5B in market value
●	Number of employees: headcount between 25 and 250 employees

Using the aforementioned criteria, in consultation with Radford, the Compensation Committee determined that the 2021 peer group would consist of the following 21 companies:

Albireo Pharma	Enanta Pharmaceuticals	Rhythm Pharmaceuticals
Atara BioPharma	Epizyme	Rigel Pharmaceuticals
BioCryst Pharmaceuticals	G1 Therapeutics*	Sangamo Therapeutics
Cara Therapeutics*	Geron*	Syndax Pharmaceuticals
Corbus Pharmaceuticals	GlycoMimetics	Syros Pharmaceuticals*
Cytokinetics	Karyopharm Therapeutics*	TG Therapeutics
CytomX Therapeutics	MacroGenics	XBiotech

* New for 2021

For 2021, ChemoCentryx, Dicerna Pharmaceuticals, Idera Pharmaceuticals, and Momenta Pharmaceuticals were removed as a result of not meeting market capitalization selection criteria, and Stemline Therapeutics was removed due to its acquisition by the Menarini Group.

Compensation Risk Oversight

Our compensation program aims to avoid any incentives for executives to take imprudent risks that might harm us or our shareholders. Our Compensation Committee has reviewed the compensation program with regards to compensation-related risk and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

IV.	Elements of Compensation

Our overall executive compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual cash incentives, and equity awards. Additionally, executives generally receive sign-on cash incentives upon hire. The objective of this approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

Base Salaries

We provide our executive officers with a level of fixed cash compensation in the form of a base salary that reflects their scope of responsibility and organizational impact, as well as individual performance. In setting salaries for our executive officers, the Compensation Committee reviews independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries in our peer group for executive officers in comparable positions.

When setting base salaries, considerations include, but are not limited to:

●	each executive officer’s position and specific responsibilities;
●	recent individual performance;
●	level and breadth of experience;
●	achievement of corporate and strategic goals;
●	a review of competitive pay levels at comparable positions at peer companies;
●	retention considerations, including the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill; and
●	the compensation levels required to attract qualified new hires.

The Compensation Committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of the aforementioned considerations. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee will also consider the recommendation of the CEO and the CEO’s evaluation of each executive’s respective performance.

Based on the foregoing considerations, the Compensation Committee adjusted base salaries for our NEOs for 2021, effective as of March 1, 2021, as follows:

Name	2020 Base Salary	2021 Base Salary	% Change
Mark J. Enyedy	$714,254	$739,253	3.5%
Susan Altschuller, PhD[1]	$400,000	$407,365	1.8%
Anna Berkenblit, MD	$482,955	$498,652	3.25%
Stacy Coen[1]	$390,000	$402,396	3.2%
Kristen Harrington-Smith[2]	n/a	$463,500	n/a

[1] Dr. Altschuller and Ms. Coen were hired on July 20, 2020 and June 1, 2020, respectively; as such, salary increases for 2021 were pro-rated accordingly.

[2] Ms. Harrington-Smith was hired on November 15, 2021. The salary in the table is her annual base salary, not the actual amount received in 2021.

Annual Performance-Based Cash Incentives

Historically, we have provided our executives with short-term incentive compensation through our annual cash incentive program. We believe that annual incentives hold executives accountable, reward executives based on actual business results, and help create a “pay-for-performance” culture.

2021 Incentive Opportunities

Under our annual cash incentive plan, every employee, including each NEO, has an established annual performance-based incentive target, which is equal to a percentage of the employee’s base salary. This percentage increases as levels of responsibility increase. A participant’s annual base salary and target cash incentive opportunity as of the last day of the performance period are generally used to calculate earned incentives. The actual earned annual incentive amount, (“AIP”), if any, is calculated based on the achievement of corporate and individual goals and objectives. For 2021, our NEOs had the following annual cash incentive opportunities:

Executive	Target AIP (as % of base salary)
Mark J. Enyedy	75%
Susan Altschuller, PhD	35%
Anna Berkenblit, MD	35%
Stacy Coen	35%
Kristen Harrington-Smith[1]	n/a
[1] Ms. Harrington-Smith was hired on November 15, 2021 and, as such, was not eligible for the 2021 annual performance-based incentive.

The 2021 target incentive opportunities were unchanged from 2020 targets for all continuing NEOs, including our CEO.

2021 Performance Criteria

Annual incentives are based on two sets of objectives: corporate and individual.

First, the Compensation Committee annually establishes key performance criteria, based upon the corporate goals and objectives for the year, and evaluates our performance against those criteria in its determination of whether annual bonuses will be paid to our employees, including our executives. Key corporate performance criteria may include any or all of the following:

●	our actual financial performance against specified metrics in our operating plan for the applicable year;
●	achievement of certain research, development, and manufacturing milestones, including internal product development advancement;
●	the creation and achievement of business development opportunities; and

●	execution of organizational initiatives designed to strengthen our corporate culture and better align it with our strategic objectives.

In establishing key performance criteria for the annual incentive program, the Compensation Committee selects specific corporate objectives directed primarily to the future success of our business and the creation of long-term shareholder value.

For 2021, the Compensation Committee established the key corporate performance criteria to be used in determining annual cash incentives. However, consistent with recent practice, the Compensation Committee chose to not assign weights to specific criteria, preferring to take a more holistic view of our achievements against the corporate objectives, as well as considerations, where warranted, of exemplary performance.

Once achievement versus corporate objectives is determined, our CEO will evaluate the other executive officers’ achievement against pre-established individual objectives and, based on these evaluations, the Compensation Committee will determine a percentage for each executive officer that can range from 0% to 125%, which percentage will then be applied to the corporate performance percentage to determine the executive officer’s payout. Our CEO’s payout under our annual incentive plan is based solely on the corporate performance percentage.

To illustrate, annual cash incentives are determined as follows (for all employees other than the CEO, whose annual incentive opportunity does not contain an "Individual Objectives” component, as discussed above):

2021 Corporate Objectives

The Compensation Committee determines an overall bonus pool consisting of a percentage of the aggregate target cash incentives for all eligible employees based on the achievement of pre-established corporate objectives. The percentage may range from 0% to 150%. If the Compensation Committee determines that, based on its evaluation of our performance toward the corporate objectives, the earned incentive percentage would be less than 50% of target, then no cash incentives associated with the corporate performance portion of the annual incentive plan would be paid. Establishing a corporate performance percentage exceeding 100% would be based on the Compensation Committee’s determination of exceptional performance.

In January 2021, the Compensation Committee approved 2021 corporate objectives, which were set to align with the short-term strategic priorities of the business. The corporate objectives, and achievement versus those objectives, were as follows in the past year:

2021 Corporate Objectives	Achievement

Execute mirvetuximab initial approval and label expansion strategies

●
Achieve accrual targets for SORAYA and MIRASOL registration studies
●
Submit BLA for accelerated approval by year end
●
Initiate label expansion monotherapy study in recurrent platinum-sensitive ovarian cancer and achieve accrual target
●
Ensure clinical and commercial drug supply

●
We experienced delays in site activation and enrollment in both SORAYA and MIRASOL due to the persistence of the COVID-19 pandemic and execution challenges.
●
BLA submission delayed to Q1 2022 due primarily to slower than anticipated SORAYA enrollment.
●
PICCOLO study initiated; did not meet patient accrual target by year end.
●
Drug supply secured to support commercial launch and label expansion studies.

Achieve accrual targets for key studies to advance clinical development of pivekimab

●
Enroll frontline BPDCN cohort
●
Execute process validation activities aligned to FDA-agreed plan to support BLA
●
Obtain scientific advice from EMA for BPDCN
●
802: make go/no-go decisions on MRD+ strategy and RP2D for triplet in AML

●
Enrollment in frontline BPDCN ongoing, re-forecasted LPI to H2 2022.
●
Process validation activities on track; aligned with FDA requirements.
●
Scientific advice received from Germany (PEI).
●
Made no-go decision on MRD+; RP2D on AML triplet delayed to H1 2022.

Advance our early-stage pipeline ● Complete dose-escalation from IMGC936 and initiate mini-expansions ● Submit IND for IMGN151	● IMGC936 dose escalation ongoing; therefore, mini-expansions delayed. ● IMGN151 IND submitted early 2022; generating data responsive to CMC information requests.
Pursue corporate development initiatives ● Generate plan to supplement pipeline ● Complete mirvetuximab EU partnering assessment	● Multidisciplinary plan generated and execution is underway. ● Assessed go-to-market strategy for Europe and aligned on path forward.

Deliver Finance and Human Resource objectives

●
Secure cash balance at year-end sufficient to fund operations for at least the next 12 months
●
Maintain attrition at or below target, and employee engagement above market median

●
Executed a successful financing strategy via use of an at-the-market offering program, warrants, and follow-on offering, and exited the year with $478.8M in cash on the balance sheet, supporting our anticipated cash runway into 2024.
●
Attrition below target; engagement score at market median.

After considering our performance as a whole versus these corporate objectives and factoring in delays resulting from the COVID-19 pandemic, the Compensation Committee approved a 90% corporate performance achievement level for 2021.

Individual Objectives

Individual performance multipliers for each NEO (other than the CEO, whose annual incentive opportunity is entirely tied to corporate objectives) were determined by the Compensation Committee after receiving our CEO’s evaluation of the other executive officers’ achievement against pre-established individual objectives and his recommendation regarding each officer’s individual performance multiplier. These individual objectives were tailored based on the executive’s role, responsibilities, and oversight.

For 2021, these individual objectives were as follows:

Executive	Individual Objectives
Susan Altschuller, PhD
●
Lead commercial preparedness to ensure Finance, IT, Facilities, and Comms/IR are ready to support successful launches
●
Secure additional financing to ensure sufficient cash runway
●
Enhance financial analyses, processes, systems, and controls
●
Continue to build and refine investor relations capabilities
●
Achieve leadership development objectives

Anna Berkenblit, MD
●
Position mirvetuximab for successful launch in 2022
●
Lead Clinical Development and Translational Sciences contributions to mirvetuximab, pivekimab, and IMGC936 program objectives
●
Complete preclinical development of IMGN151 to support filing of IND
●
Support continuous improvement of GCP Initiatives
●
Execute on Investor and Public Relations communication strategy and support Business Development initiatives
●
Achieve leadership development objectives

Stacy Coen
●
Lead business development activities in support of ImmunoGen strategic goals
●
Support mirvetuximab program advancement through strategic evaluation of product development
●
Enhance Business Development and Alliance Management functions through strategic hiring
●
Continue to evolve corporate strategy; enhance competitive intelligence, portfolio review, and corporate planning functions
●
Achieve leadership development objectives

Ms. Harrington-Smith was hired on November 15, 2021 and, as such, was not eligible for the 2021 annual performance-based incentive.

2021 Earned Cash Incentives

After reviewing achievement versus the corporate objectives as outlined above, and the individual performance assessments, the Compensation Committee determined annual cash incentive amounts were earned for 2021 as set forth in the table below:

		Annual Incentive Opportunity		Achievement		Actual
Executive	2021 Base Salary [1]	Target (as % of base salary)	Target ($)	Corporate	Individual	2021 Earned Award	As a % of Target
Mark J. Enyedy	$739,253	75%	$554,440	90%	--	$498,996	90%
Susan Altschuller, PhD	$407,365	35%	$142,578	90%	95%	$121,904	85%
Anna Berkenblit, MD	$498,652	35%	$174,528	90%	90%	$141,368	81%
Stacy Coen	$402,396	35%	$140,839	90%	110%	$139,430	99%
Kristen Harrington- Smith[2]	$463,500	n/a	n/a	n/a	n/a	n/a	n/a

[1] Annual incentive opportunities are based on salary at the end of the fiscal year.

2 Ms. Harrington-Smith was hired on November 15, 2021 and, as such, was not eligible for the 2021 annual performance-based incentive.

Sign-On Cash Incentives

Sign-on cash incentives are a standard component of our executive compensation program as it relates to new hire compensation. The CEO recommends to the Compensation Committee a sign-on cash incentive amount for new executive officers based on the individual’s role, experience, and market conditions. The Compensation Committee ultimately determines the amount of the sign-on cash incentive to be awarded.

In 2021, a sign-on cash incentive in the amount of $500,000 was awarded to Ms. Harrington-Smith as a component of her total compensation. If, within 12 months of her hire date, Ms. Harrington-Smith terminates her employment with us (other than by reason of death or disability), or we terminate her employment for cause, she must reimburse ImmunoGen a pro rata amount of the sign-on incentive (based on a period of 365 days) within 30 days of the termination date.

Equity Awards

Equity compensation is a key component of our executive compensation program. Our equity incentive plans are designed to retain our executive officers and other employees and align their long-term interests with the creation of long-term value for our shareholders.

The Compensation Committee determines the size of equity grants according to each executive officer’s position. To do so, the committee references peer group data and practices as provided by Radford. The Compensation Committee also considers each executive’s recent performance history, his or her potential for future responsibility, and criticality of his or her work to the long-term success of our company, among other factors. The Compensation Committee has the discretion to give relative weight to each of these factors as it determines an appropriate size of equity grants.

Historically, we have primarily relied on stock options to provide a long-term incentive for our executives to focus on creating long-term value and to help us to attract and retain key talent. We believe, as a general matter, that stock options provide an effective long-term incentive for all employees to create shareholder value as the benefit of the options cannot be realized unless there is an appreciation in the price of our common stock following the date they are granted. Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the industry.

In 2020, we granted performance-based stock options in addition to time-vesting stock options. This decision was based, in part, on shareholder input and was confirmed through market analysis as an appropriate addition to our equity program. Each of these performance-based stock options vest subject to the achievement of certain key goals over a four-year performance period. Twenty-five percent (25%) of the award is eligible to vest based on acceptance of a BLA for mirvetuximab by the FDA based on data from our SORAYA clinical trial, and the remaining 75% is eligible to vest based on the receipt of marketing approval for mirvetuximab from the FDA.

The first performance goal was contingent on the Company completing its submission of such BLA to the FDA on or prior to December 31, 2021. However, due to unanticipated delays in the clinical development of mirvetuximab that were primarily related to the COVID-19 pandemic, the Compensation Committee determined that this deadline was not aligned with the original purpose of the award and used its authority to extend the deadline to April 30, 2022. No other modifications were made to these awards.

The 2020 performance-based stock options provide a significant and ongoing performance-based incentive that aligns management’s interests with the achievement of key strategic and operational goals of the Company. As such, the Compensation Committee determined that it was appropriate to grant only time-based stock options in the annual equity granting cycle of 2021.

The following table shows the 2021 equity awards granted to our NEOs on February 5, 2021, unless otherwise noted:

Executive	Type	Time-vesting Stock Options (#)	Time-vesting Restricted Stock Units (#) (#)
Mark J. Enyedy	Annual	925,000	--
Susan Altschuller, PhD	Annual	163,798	--
Anna Berkenblit, MD	Annual	282,019	--
Stacy Coen	Annual	185,016	--
Kristen Harrington-Smith[1]	New hire	450,000	75,000
[1] Ms. Harrington-Smith received these stock options and restricted stock units upon her hire on November 15, 2021.

In accordance with our equity grant practices, the exercise price for these stock option grants was equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant.

All time-vesting stock options in the above table vest 25% on the first year anniversary of the grant date and the balance vests in twelve equal installments of 6.25%, quarterly over the following three years starting one quarter after the first year anniversary, subject to the executive officer’s continuous provision of service to us.

The time-vesting restricted stock units granted to Ms. Harrington-Smith vest annually over three years, starting on the first anniversary of the date of grant, subject to her continuous provision of service to us. The Compensation Committee provided part of Ms. Harrington-Smith’s sign-on award in the form of restricted stock units to compensate her for a portion of the equity awards from her prior employer that she forfeited as a result of joining the Company, to provide an additional incentive to motivate her to join the Company, and to encourage retention once she commenced employment.

V.	Additional Compensation Policies and Practices

Clawback Policy

We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executive team as may be determined by the Compensation Committee. If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover, at the direction of the Compensation Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, incentive compensation, both cash and equity-based, awarded or paid to an officer covered by the policy whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period if a lower award or payment would have been made to such officer based on the restated financial results.

Executive Stock Ownership Guidelines

We also believe that executive compensation will be better aligned with the creation of long-term value for our shareholders if our executive officers maintain a meaningful investment in our shares. In this regard, our Board of Directors adopted, effective as of July 1, 2014, share ownership guidelines affecting our executive officers.

Position	Required Ownership (as a multiple of base salary)
President and CEO	5x
All other executive officers	2x

Each NEO has five years from the later of the effective date of the guidelines, from their hiring date or from the date of designation as an executive officer, to achieve the ownership requirement. Our executive officers may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children and with vested stock options. In the case of vested stock options, the aggregate exercise price required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.

Anti-Hedging and Pledging Policies

As part of our insider trading policy, we prohibit employees and directors from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares owned by such employees or directors. In particular, our insider trading policy prohibits the following transactions:

●	Trading in our shares on a short-term basis. Any shares purchased in the open market must be held for a minimum of six months. This rule does not apply to sales made within six months before or after the exercise of options that were granted by us.
●	Short sales of our shares.
●	Use of our shares to secure a margin or other loan.
●	Transactions in straddles, collars, or other similar risk reduction devices.
●	Transactions in publicly traded options relating to our shares (i.e., options that are not granted by us).

With respect to the last three items described above, the policy does authorize our General Counsel to approve such transactions in limited cases. However, no director or employee has requested approval to engage in any such transaction, nor has our General Counsel determined any circumstances under which such approval would be granted.

Broad-Based Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the commitment we expect from them while employed by us. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees.

These benefits include the following: medical, dental, and vision insurance; company-paid group life and accident insurance in an amount equal to two times base salary (up to $750,000); employee-paid supplemental group life and accident insurance (up to $500,000); short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a 50% company match of the first 6% of the participant’s eligible bi-weekly compensation contributed by the participant to the plan.

Severance Pay Plan for Vice Presidents and Higher

We maintain a severance pay plan for vice presidents and higher in which our NEOs participate. The Compensation Committee recognizes that, in order to induce candidates for executive positions to join us, it has been necessary to offer them certain severance benefits in the event their employment with us is involuntarily terminated without cause outside the context of a change in control.

An executive is entitled to severance benefits under this plan if the executive’s employment is terminated by us without cause outside the context of a change in control. Severance benefits include:

●	salary continuation for the following specified periods: 18 months in the case of the CEO and 12 months in the case of our other executive officers;
●	payment of the executive officer’s annual cash bonus, as determined in accordance with our annual bonus program, for the calendar year in which termination occurs, pro-rated to reflect the actual number of days the executive officer was employed during the applicable calendar year;
●	if an executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidize coverage for similarly situated active employees, for the duration of the salary continuation period; and
●	outplacement services lasting not less than six months.

Change in Control Severance Agreements

We recognize that as a publicly-traded company, we may become the target of a proposal that could result in a change in control, and that such possibility and the uncertainty and questions that such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to our detriment and that of our shareholders. We have entered into severance agreements with each of our executive officers that are designed to compensate them for the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in our best interests and those of our shareholders. We also believe that it is in our best interests and those of our shareholders to offer such agreements to our executive officers insofar as we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

An executive officer is entitled to severance benefits if, within a period of two months before or 12 months after a change in control, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. Severance benefits include:

●	a lump sum cash payment equal to 1.5 times (or in the case of our CEO, 2 times) the sum of the executive officer’s annual base salary and target annual bonus for the bonus period in which the termination occurs;
●	vesting of 100% of the executive officer’s unvested stock options, unvested restricted stock awards, and other similar rights;
●	if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and
●	payment of the cost of outplacement services up to a maximum of $40,000.

We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We further believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a loss of employment within a year following a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in our value attributable to the performance of the current management team.

Tax and Accounting Implications of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to certain current and former executive officers.

The Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key employees even if compensation paid under that program is not deductible in whole or in part.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to ImmunoGen’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2021.

By the Compensation Committee of the Board of Directors of ImmunoGen, Inc.
Dean J. Mitchell, Chair
Stuart A. Arbuckle
Mark Goldberg, MD

Executive Compensation Tables and Other Information

The following table sets forth all compensation paid to our NEOs in 2021, 2020, and 2019, as applicable to the executive officer.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Awards	Awards (3)	Compensation (4)	Compensation (5)	Total
Mark J. Enyedy	2021	$735,407	-	-	$6,196,432	$498,996	$9,672	$7,440,507
President and Chief	2020	714,254	-	-	3,394,879	482,121	9,372	4,600,626
Executive Officer	2019	710,228	-	-	2,716,181	482,121	9,030	3,917,560
Susan Altschuller	2021	406,232	-	-	993,256	121,904	9,396	1,530,788
Senior Vice President and Chief	2020	180,321	150,000	-	1,027,681	55,381	5,509	1,418,892
Financial Officer
Anna Berkenblit	2021	496,237	-	-	1,863,213	141,368	9,672	2,510,490
Senior Vice President and Chief	2020	480,233	-	-	958,326	152,131	9,372	1,600,062
Medical Officer	2019	461,367	-	-	1,206,019	132,288	9,030	1,808,704
Stacy Coen	2021	400,489	-	-	1,059,115	139,430	7,739	1,606,773
Senior Vice President and Chief	2020	228,033	80,000	-	923,612	75,422	5,517	1,312,584
Business Officer
Kristen Harrington-Smith	2021	62,394	500,000	426,000	1,784,779	-	122	2,773,295
Senior Vice President and Chief
Commercial Officer

1)	The amounts shown in this column represent salary amounts paid in the calendar year (annual base salary increases are effective on March 1st of each year).
2)	The amounts shown in this column represent one-time sign-on bonuses.
3)	The amounts shown in this column represent the aggregate grant date fair value of the time-based stock option awards for the years indicated, computed in accordance with FASB ASC Topic 718. In 2020, our named executive officers were also granted performance-based stock option awards. Under SEC rules, these performance-based stock option awards were valued based on the probable outcome of the performance conditions associated with these awards, which was determined to be not probable at grant. As a result, no amount in respect of the performance-based stock options granted in 2020 was included in the table above for 2020. The grant date fair value of the performance-based stock option awards, assuming the performance conditions were achieved in full, was $5,092,318 for Mr. Enyedy, $565,225 for Dr. Altschuller, $1,437,489 for Dr. Berkenblit, and $426,283 for Ms. Coen. In 2021, the performance-based stock option awards were modified as described above, resulting in incremental fair value with respect to the modified awards, as determined under FASB ASC Topic 718, assuming the performance conditions are achieved in full, of $1,149,996 for Mr. Enyedy, $99,638 for Dr. Altschuller, $324,628 for Dr. Berkenblit, and $49,740 for Ms. Coen, which amounts are included in the table above. Additional information can be found in Note B to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
4)	The amounts shown in this column represent payments under our annual cash incentive program for each of the years shown.
5)	The table below shows the components of this column for 2021:

Name	401(k) Plan Matching Contribution (a)	Term Life Insurance Premiums	Total All Other Compensation
Mark J. Enyedy	$8,700	$972	$9,672
Susan Altschuller	8,424	972	9,396
Anna Berkenblit	8,700	972	9,672
Stacy Coen	6,767	972	7,739
Kristen Harrington-Smith	—	122	122

a)	The amounts in this column represent our matching contributions allocated to each of the named executive officers who participated in our 401(k) retirement savings plan in 2021. All such matching contributions were fully vested upon contribution.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during 2021.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (4)	Maximum (#)	of Stock (#)	Options (#)	Awards ($/sh)	Option Awards (1)
Mark J. Enyedy	(2)	$277,220	$554,440	$831,660	-	-	-	-	-	-	-
	2/5/2021 (3)	-	-	-	-	-	-	-	925,000	$7.69	$5,046,436
	10/18/2021 (4)	-	-	-	-	1,575,000	-	-	-	4.55	1,149,996
Susan Altschuller	(2)	-	142,578	267,333	-	-	-	-	-	-	-
	2/5/2021 (3)	-	-	-	-	-	-	-	163,798	7.69	893,618
	10/18/2021 (4)	-	-	-	-	165,000	-	-	-	4.74	99,638
Anna Berkenblit	(2)	-	174,528	327,240	-	-	-	-	-	-	-
	2/5/2021 (3)	-	-	-	-	-	-	-	282,019	7.69	1,538,585
	10/18/2021 (4)	-	-	-	-	444,600	-	-	-	4.55	324,628
Stacy Coen	(2)	-	140,839	264,072	-	-	-	-	-	-	-
	2/5/2021 (3)	-	-	-	-	-	-	-	185,016	7.69	1,009,375
	10/18/2021 (4)	-	-	-	-	120,000	-	-	-	4.92	49,740
Kristen Harrington-Smith	(2)	-	-	-	-	-	-	-	-	-	-
	11/15/2021 (5)	-	-	-	-	-	-	75,000	-	5.68	426,000
	11/15/2021 (5)	-	-	-	-	-	-	-	450,000	5.68	1,784,779

1)	The amounts shown in this column for time-based stock option awards represent the aggregate grant date fair value of the stock option awards, computed in accordance with FASB ASC Topic 718. See note (4) below with respect to certain options that were modified during 2021.
2)	The amounts shown in these rows reflect the possible cash amounts that could have been earned upon achievement of the threshold, target, and maximum performance objectives for the annual cash incentive program for 2021. In the case of Mr. Enyedy, whose cash incentive was tied solely to corporate performance, the threshold amount represents 50% of his target incentive, reflecting the minimum achievement required for any payout under the annual cash incentive program based on corporate performance. The maximum represents 150% of his target incentive, the highest percentage that can be achieved for corporate performance. In the case of the remaining executive officers, there was effectively no threshold payment since the Compensation Committee reserved the discretion to determine payouts under the portion of the incentive tied to individual performance without regard to any minimum achievement of previously established goals. The maximum cash incentive in the table is based on the assumption of corporate performance reaching the maximum 150%, and the achievement of 125% of their personal goals.
3)	These awards were granted as part of an annual grant of options to all employees. These stock options vest 25% on the first year anniversary of the grant date and the balance vests in twelve equal installments of 6.25%, quarterly over the following three years starting one quarter after the first year anniversary, generally subject, in each case, on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director, or consultant of ImmunoGen as of each such date.
4)	The awards shown in this row reflect performance-based stock options originally granted in 2020 that were modified by the Compensation Committee in 2021 and the amount shown in the table represents the incremental fair value with respect to the modified awards, as determined under FASB ASC Topic 718 and assuming the performance conditions are achieved in full.
5)	These awards were granted in connection with Ms. Harrington-Smith’s commencement of employment with us. The stock options vest 25% on the first year anniversary of the grant date and the balance vests in twelve equal installments of 6.25%, quarterly over the following three years starting one quarter after the first year anniversary, generally subject, in each case, on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director, or consultant of ImmunoGen as of each such date. The restricted stock units granted to Ms. Harrington-Smith vest annually over three years, starting on the first anniversary of the date of grant, subject to her continuous provision of service to us.

Outstanding Equity Awards at 2021 Year-End

The following table shows information on all outstanding stock options held by the named executive officers at the end of the last fiscal year. There were no unearned performance-based restricted shares or restricted stock units outstanding at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(5)
Mark J. Enyedy	300,000	-		-		$5.65	5/16/2026	-		-
	1,100,000	-		-		10.65	2/15/2028	-		-
	523,334	261,666	(2)	-		5.25	1/31/2029	-		-
	459,375	590,625	(3)	-		4.55	2/7/2030	-		-
		925,000	(3)	-		7.69	2/5/2031	-		-
	-	-		1,575,000	(4)	4.55	3/31/2024	-		-
Susan Altschuller	93,750	206,250	(3)	-		4.74	7/20/2030	-		-
	-	163,798	(3)	-		7.69	2/5/2031	-		-
	-	-		165,000	(4)	4.74	3/31/2024	-		-
Anna Berkenblit	125,000	-		-		8.94	4/1/2025	-		-
	11,000	-		-		16.72	7/13/2025	-		-
	4,000	-		-		5.75	6/1/2026	-		-
	50,000	-		-		3.05	7/18/2026	-		-
	50,000	-		-		2.68	9/30/2026	-		-
	175,000	-		-		10.65	2/15/2028	-		-
	216,950	131,600	(2)	-		5.25	1/31/2029	-		-
	129,675	166,725	(3)	-		4.55	2/7/2030	-		-
	-	282,019	(3)	-		7.69	2/5/2031	-		-
	-	-		444,600	(4)	4.55	3/31/2024	-		-
Stacy Coen	97,500	162,500	(3)	-		4.92	6/1/2030	-		-
	-	185,016	(3)	-		7.69	2/5/2031	-		-
	-	-		120,000	(4)	4.92	3/31/2024	-		-
Kristen Harrington-Smith	-	450,000	(3)	-		5.68	11/15/2031	-		-
								75,000	(2)	556,500

1)	Stock option awards granted by us are subject to time-based vesting and, for stock options granted in 2020, performance-based vesting. Securities underlying options are shares of our common stock.
2)	These option and restricted stock unit awards vest in three equal installments on each of the first three anniversaries of the grant date, generally subject, in each case, on the executive remaining either our employee (in the case of an incentive stock option) or an employee, director, or consultant (in the case of a non-qualified stock option or restricted stock unit award) of ImmunoGen as of each such date.
3)	These option awards vest 25% on the first year anniversary of the grant date and the balance vests in twelve equal installments of 6.25%, quarterly over the following three years starting one quarter after the first year anniversary, generally subject, in each case, on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director, or consultant of ImmunoGen as of each such date.
4)	These option awards are performance stock options that have a four-year performance period and are eligible to vest based on the acceptance of a BLA for mirvetuximab by the FDA (25% of the stock options) and receipt of marketing approval for mirvetuximab from the FDA (75% of the stock options).
5)	Market value is determined based on the closing price of a share of our common stock on December 31, 2021 as reported on Nasdaq ($7.42).

Options Exercised and Stock Awards Vested

No stock awards vested and no stock options were exercised by our named executive officers during 2021.

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Following a Change in Control

All of our named executive officers whose employment is terminated by us without cause are eligible to participate in our severance pay plan for vice presidents and higher. “Cause” under the severance pay plan is defined to include an executive’s willful act or omission that materially harms ImmunoGen, willful failure or refusal to follow the lawful and proper directives of our CEO or our Board, conviction of the executive for a felony, commission of an act of moral turpitude that is reasonably expected to be injurious to ImmunoGen or its reputation, material fraud or theft relating to ImmunoGen, or breach of our Code of Corporate Conduct or other contractual obligation to ImmunoGen.

Severance benefits under the plan include:

●	salary continuation for the following specified periods: 18 months in the case of the CEO and 12 months in the case of our other named executive officers;
●	payment of the named executive officer’s annual cash bonus for the year in which termination occurs, determined in accordance with our annual bonus program, if and when bonuses are paid to our similarly situated active employees as of the date such bonuses are paid, and pro-rated to reflect the actual number of days the named executive officer was employed during the applicable year;
●	if the executive officer elects to continue medical insurance coverage in accordance with COBRA, a subsidy of the executive’s COBRA premium at the same percentage as the premium subsidy provided to other similarly situated active employees for the duration of the salary continuation period; and
●	payment of the cost for outplacement services lasting not less than six months.

Payment of the above-described severance benefits is subject to the named executive officer releasing all of his or her claims against ImmunoGen other than claims that arise from our obligations under the plan. In addition, no benefits are payable under the plan in circumstances where the named executive officer is entitled to receive severance compensation under the terms of any separate written agreement, including the change in control severance agreements described below.

The following table illustrates the potential benefits that would have been received by the named executive officers under our severance pay plan for vice presidents and higher, assuming we had terminated each executive’s employment without cause on December 31, 2021 outside the context of a change in control.

Potential Payments Upon Termination of Employment Not Following a Change in Control

(Without Cause and Not as a Result of a Disability)

Name	Salary Continuation	Bonus Lump Sum (1)	Healthcare Continuation (2)	Total
Mark. J. Enyedy	$1,108,880	$498,996	$51,236	$1,659,112
Susan Altschuller	407,365	121,904	34,157	563,426
Anna Berkenblit	498,652	141,368	34,157	674,177
Stacy Coen	402,396	139,430	34,157	575,983
Kristen Harrington-Smith	463,500	-	34,157	497,657

1)	Amounts equal the bonuses earned by each named executive officer for 2021 and shown in the summary compensation table as “non-equity incentive plan compensation.”
2)	Amounts represent payments equal to each executive’s COBRA premiums for 12 months (or in the case of Mr. Enyedy, 18 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2021.

Termination of Employment Following a Change in Control

We have entered into change in control severance agreements with each named executive officer providing for certain benefits in the event of a change in control of ImmunoGen. A change in control includes any of the following events:

●	the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board does not approve;
●	a merger or consolidation of ImmunoGen, whether or not approved by our Board, other than a merger or consolidation that results in our voting securities continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power of the surviving entity (or its parent) following such transaction;
●	our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen’s assets; or
●	the “incumbent directors” cease to constitute at least a majority of the members of our Board. “Incumbent directors” include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

Each named executive officer is entitled to severance benefits if, within the period of two months before or 12 months after a change in control of ImmunoGen, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. “Cause,” is defined in each named executive officer’s severance agreement, as described above under “Termination of Employment Not Following a Change in Control.” “Good reason” is defined in each agreement to include the occurrence of the following events without the executive’s consent: a change in the principal location at which the executive performs his or her duties for us to a new location that is at least 40 miles from the prior location; a material change in the executive’s authority, functions duties or responsibilities as compared to his or her highest position with ImmunoGen; or a material reduction in the executive’s base salary or target annual bonus.

Severance benefits under each agreement include the following:

●	a lump sum payment equal to 1.5 times (or in the case of Mr. Enyedy, two times) the sum of the executive officer’s then current annual base salary and the executive’s target annual bonus for the fiscal year in which the termination occurs;
●	vesting of 100% of the executive officer’s unvested stock options and unvested restricted stock awards and other similar rights;
●	if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and
●	payment of the cost of out-placement services up to a maximum of $40,000.

Payment of the above-described severance benefits is subject to the named executive officer releasing all his or her claims against ImmunoGen other than claims that arise from ImmunoGen’s obligations under the severance agreement. In addition, the severance benefits will replace any similar compensation that may be provided to the executive under any other agreement or arrangement in relation to termination of employment, with certain exceptions.

Each severance agreement provides for a reduction of payments and benefits to be received by the named executive officer pursuant to a change in control to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by ImmunoGen of the executive’s legal fees and expenses incurred in connection with the agreement.

Each severance agreement continues in effect for two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement.

The following table illustrates the potential benefits that would have been received by the named executive officers under the severance agreements described above, assuming we had terminated each executive’s employment without cause on December 31, 2021, following a change in control occurring on that date, and using the closing price ($7.42) of our common stock on the Nasdaq Global Select Market on December 31, 2021.

Potential Payments Upon Termination of Employment Following a Change in Control

(Without Cause and Not as a Result of a Disability)

Name	Salary/Bonus Lump Sum(1)	Stock Option Acceleration(2)	Restricted Stock Unit Acceleration(3)	Healthcare Continuation(4)	Outplacement Services	Total
Mark. J. Enyedy	$2,587,386	$6,783,159	$-	$68,314	$40,000	$9,478,859
Susan Altschuller	824,915	994,950	-	51,236	40,000	1,911,101
Anna Berkenblit	1,009,770	2,040,075	-	51,236	40,000	3,141,081
Stacy Coen	814,852	706,250	-	51,236	40,000	1,612,338
Kristen Harrington-Smith	938,588	783,000	556,500	51,236	40,000	2,369,324

1)	Amounts represent the salary and target bonus-based lump sum payments described above.
2)	Any amounts shown in this column represent payment of the difference between $7.42 and the exercise price of any in-the-money unvested stock option that would have become exercisable upon termination of the executive’s employment without cause following a change in control, multiplied in each case by the number of shares subject to such option. Performance-based stock options were assumed to vest at 100% of target in the event of a change in control.
3)	Amount represents the number of unvested RSUs multiplied by the closing price of a share of our common stock on December 31, 2021 as reported on Nasdaq ($7.42).
4)	Amounts represent payments equal to each executive’s COBRA premiums for 18 months (or in the case of Mr. Enyedy, 24 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2021.

CEO Pay Ratio

For 2021, Mr. Enyedy’s total compensation, including the fair value of time-based stock option awards and the incremental fair value related to the modification of performance-based awards granted in 2020, was $7,440,507, as shown in the Summary Compensation Table. The total compensation for the median employee (excluding Mr. Enyedy) was $296,859. Accordingly, Mr. Enyedy’s total compensation was approximately 25 times that of the median employee’s total compensation in 2021. The pay ratios reported above are reasonable estimates calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.

We identified our median employee using target total annual compensation. Our measure of compensation for identifying the median employee was consistently applied to all employees and includes: annual base pay, annual target cash incentive opportunity, and target long-term equity awards. Once we identified the median employee, for purposes of the pay ratio above, we calculated the employee’s total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table above. As of December 31, 2021, there were a total of 106 employees.

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS
DESCRIBED IN THIS PROXY STATEMENT

(Proposal 4)

We are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, as amended, we must hold this advisory vote at least once every three years. At the 2017 annual meeting of shareholders, we asked shareholders to vote on an advisory basis with respect to whether future say-on-pay votes should be held once every year, or once every two or three years (the “say-on-frequency” vote). Shareholders indicated by their advisory vote their preference to hold say-on-pay votes on an annual basis. After taking into consideration the results of the say-on-frequency vote at the 2017 annual meeting, our Board determined to include say-on-pay advisory votes in our proxy materials on an annual basis until the next required “say-on-frequency” vote by shareholders.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “EXECUTIVE COMPENSATION,” and includes the “Compensation Discussion and Analysis,” or “CD&A,” tabular disclosure regarding such compensation and accompanying narrative disclosure set forth elsewhere in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation, and the actual compensation of our named executive officers identified in that section. The Compensation Committee and our Board believe that the policies and practices described in the CD&A are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2021 reflects and supports those policies and practices.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a shareholder vote at the 2022 Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of ImmunoGen, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related material disclosed in the proxy statement for the Annual Meeting, is hereby APPROVED.”

The say-on-pay vote is not binding on the Compensation Committee or our Board. However, the committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 5)

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2021 and has served in this capacity since 2001. During the five years ended December 31, 2021, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

The Audit Committee is directly responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

We expect that a representative of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Recommendation

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Ratification of the appointment of our independent registered public accounting firm by our shareholders is not required by our Restated Articles of Organization, by-laws, or otherwise. Although not required, the Audit Committee is submitting its appointment of the independent registered public accounting firm for ratification by the shareholders as a matter of good corporate governance. Should our shareholders not ratify the appointment, the Audit Committee will reconsider the appointment. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and will take into account the vote of our shareholders with respect to the ratification of the appointment of our independent registered public accounting firm.

What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by Ernst & Young LLP for 2021 and 2020 were as follows:

Category	2021	2020
Audit Fees	$920,500	$917,980
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
	$920,500	$917,980

Audit fees for all periods shown above were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10-Q. Audit fees for 2021 and 2020 also include amounts related to consents relating to registration statements.

What is the Audit Committee’s pre-approval policy?

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chair of the Audit Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chair pursuant to the above-described delegation of authority may not exceed $100,000, plus reasonable and customary out-of-pocket expenses, and the Chair is required to report any such approvals to the full Audit Committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. Ernst & Young LLP did not provide non-audit services during 2021 or 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed ImmunoGen’s audited financial statements for the year ended December 31, 2021 and discussed these financial statements with ImmunoGen’s management. The Audit Committee also has reviewed and discussed the audited financial statements and the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standards No. 1301 (“Communication with Audit Committees”) with Ernst & Young LLP, ImmunoGen’s independent registered public accounting firm. In addition, the Audit Committee received the letter from Ernst & Young LLP required by PCAOB Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with Ernst & Young LLP its independence.

Based on its review and the discussions referred to above, the Audit Committee recommended to ImmunoGen’s Board that the audited financial statements be included in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

By the Audit Committee of the Board of Directors of ImmunoGen, Inc.
Stephen C. McCluski, Chair Tracey L. McCain
Kristine Peterson
Richard J. Wallace

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in ImmunoGen’s proxy statement relating to the 2023 annual meeting of shareholders must be received at our principal executive offices on or before December 26, 2022.

In addition, our by-laws contain provisions regarding the submission of shareholder proposals, including proposals relating to the election of directors, that would not be included in the proxy statement relating to the 2023 annual meeting of shareholders. Notice of these proposals must be given in writing to our corporate secretary no earlier than February 13, 2023 and no later than March 15, 2023. The notice must include the information required by our by-laws. All shareholder proposals should be marked for the attention of Joseph J. Kenny, Secretary, ImmunoGen, Inc. 830 Winter Street, Waltham, MA 02451.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce our expenses. The rule applies to our annual reports, proxy statements, and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate Notice, proxy card, or voting instruction card.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, New York 11717, telephone number 1-855-697-4961. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker or Broadridge Corporate Issuer Solutions, Inc.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons acting as proxies will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our Annual Report on Form 10-K, which includes our financial statements for the year ended December 31, 2021 (without exhibits), without charge by writing to: Investor Relations, ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451. Additionally, you can find a copy of our Annual Report on Form 10-K, on the website of the SEC, at www.sec.gov, or on our website at www.immunogen.com on the Investors & Media page under “Financials & Filings.”

By Order of the Board of Directors
JOSEPH J. KENNY, Secretary

[ ], 2022

Exhibit A

IMMUNOGEN, INC.

AMENDED AND RESTATED 2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

1.DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this ImmunoGen, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or any Affiliate provided, however that any provision in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
(ii)	Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or
(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of March 28, 2018, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s common stock, $.01 par value per share.

Company means ImmunoGen, Inc., a Massachusetts corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Fair Market Value of a Share of Common Stock means:

(1)If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;
(2)If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date; and
(3)If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

Full Value Award means a Stock Grant or other Stock-Based Award whose intrinsic value is not solely dependent on appreciation in the price of the Common Stock after the date of grant.

ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance Based Award means a Stock Grant or Stock-Based Award which vests based on attainment of Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, to make adjustments to the Performance Goals or determine the satisfaction of the Performance Goals, in each case, in connection with a Corporate Transaction) provided that any such actions do not otherwise violate the terms of the Plan.

Plan means this ImmunoGen, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 25 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity-based award which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan -- an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.SHARES SUBJECT TO THE PLAN.
(a)The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 13,000,000 shares of Common Stock and (ii) the number of shares of Common Stock remaining under this Plan as of April 1, 2022, and (iii) any shares of Common Stock that are represented by awards granted under this Plan, the Company’s 2006 or 2016 Employee, Director and Consultant Equity Incentive Plans that are forfeited, expire, or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after April 1, 2022 (but in no event more than 28,742,013 Shares shall be added to the Plan pursuant to clauses (ii) and (iii)), or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan.
(b)If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company’s or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitations set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued and any stock appreciation right to be settled in shares of Common Stock shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of exercise gain shares issued upon settlement of the stock appreciation right. In addition, Shares repurchased by the Company with the proceeds of the option exercise price may not be reissued under the Plan.
(c)For purposes of determining the number of Shares available for issuance under Paragraph 3(a) above, (i) for the grant of any Option or similar Stock-Based Award one Share for each Share actually subject to such Option or similar Stock-Based Award shall be deducted, and (ii) for the grant of any Full Value Award, one and one-quarter (1.25) Shares for each Share actually subject to any such Full Value Award shall be deducted. If a Full Value Award expires, is forfeited, or otherwise lapses, the Shares that were subject to the Full Value Award shall be restored to the total number of Shares available for grant as were deducted as Full Value Awards pursuant to this paragraph. Except in the case of death, disability or Change of Control, or as provided in the next sentence, no Stock Right shall vest, and no right of the Company to restrict or reacquire Shares subject to Full Value Awards shall lapse, less than one (1) year from the date of grant. Notwithstanding the foregoing, Stock Rights may be granted having time-based vesting of less than one (1) year from the date of grant so long as no more than five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Paragraph 3(a) above (as adjusted under Paragraph 25 of this Plan) may be granted in the aggregate pursuant to such awards.
4.ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
b.	Determine which Employees, directors and Consultants shall be granted Stock Rights;
c.	Determine the number of Shares for which a Stock Right or Stock Rights shall be granted provided, that the aggregate grant date fair value of Shares to be granted to any non-employee director under the Plan in any calendar year may not exceed $500,000 dollars except that the foregoing limitation on Stock Rights granted to non-employee directors shall not apply to Stock Rights made pursuant to an election by a non-employee director to receive the Stock Right in lieu of cash for all or a portion of cash fees to be received for service on the Board of Directors or any Committee thereof.
d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;
e.	Make any adjustments in the Performance Goals included in any Performance-Based Awards;
f.	Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price or extending the expiration date of an Option, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code; and
g.	Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of (i) preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs; and (ii) not causing any adverse tax consequences under Section 409A of the Code. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it; provided that only a Committee consisting solely of non-employee directors (or the full Board when only non-employee directors are present and voting) shall have the authority to grant Options, Stock Grants or Stock-Based Awards to non-employee directors, or to amend the terms of any such awards in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by the Company to restrict or reacquire Shares subject to, all or any portion of any such award. The Board of Directors or the Committee may revoke any such allocation or delegation at any time.

5.ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grants under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

a.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
i.	Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator but shall not be less than the Fair Market Value per share of Common Stock on the date of grant of the Option.
ii.	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
iii.	Term and Vesting Periods: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, provided that each Non-Qualified Option shall terminate not more than ten years from the date of the grant. Each Option Agreement may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated performance goals or events.
iv.	Option Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:
A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
b.	ISOs: Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:
v.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above.
vi.	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of the grant of the ISO; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of the grant of the ISO.
iii.	Term of Option: For Participants who own:
A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.
iv.	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.
7.TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)	Each Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Massachusetts General Corporation Law on the date of the grant of the Stock Grant;
(b)	Each Agreement shall state the number of Shares to which the Stock Grant pertains;
(c)	Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals upon which such rights shall accrue and the purchase price therefor, if any; and
(d)	Dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) may accrue but shall not be paid prior to the time, and only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse.
8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards, or stock units, deferred or otherwise. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any

Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.PERFORMANCE BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period and any dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of a Performance-Based Award.

10.EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice (in a form acceptable to the Administrator which may include electronic notice) to the Company or its designee, together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months (if required to avoid negative accounting treatment), or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price of the number of Shares being exercised, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 28) without the prior approval of the Employee, if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is not prohibited by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any Option shall be made only after the Administrator determines whether such amendment would constitute a “modification” of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such Option including, but not limited to, pursuant to Section 409A of the Code.

11.ACCEPTANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

A Stock Grant or Stock-Based Award (or any part or installment thereof) shall be accepted by executing the applicable Agreement and delivering it to the Company or its designee, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant or Stock-Based Award is being accepted, and upon compliance with any other conditions set forth in the applicable Agreement. Payment of the purchase price for the

Shares as to which such Stock Grant or Stock-Based Award is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of acceptance of the Stock Grant or Stock Based-Award to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine.

The Company shall then, if required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was accepted to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or issuance of Shares as set forth in any Agreement, and tender of the aggregate exercise or full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company’s share register in the name of the Participant.

13.ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement; provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant’s lifetime, by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.	A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.
b.	Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.
c.	The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the

Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.
e.	A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.
f.	Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
15.EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.
b.	Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.
16.EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

a.	A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:
(i)To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and
(ii)In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.
b.	A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant’s Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
c.	The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

a.	In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:
(i)To the extent that the Option has become exercisable but has not been exercised on the date of death; and
(ii)In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
b.	If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
18.	EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such offer shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 20, 21, and 22, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

a.	All Shares subject to any Stock Grant or a Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.
b.	Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.
21.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate:  to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s death.

23.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

a.	The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

b.	At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.
24.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

a.Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made, including in the exercise or purchase price per share and Performance Goals applicable to outstanding Performance-Based Awards, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.
b.Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable, or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable, or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) terminate all Stock Grants in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to the holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

c.Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance, if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.
d.Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs a, b or c above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such

Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect if any, of a Change of Control and, subject to Paragraph 4, its determination shall be conclusive.
e.Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph a, b or c above with respect to Options shall be made only after the Administrator determines whether such adjustments would constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such Options. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).
26.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28.CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

29.WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or upon the lapsing of any forfeiture provision or right of repurchase or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

30.NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

31.TERMINATION OF THE PLAN.

The Plan will terminate on March 28, 2028. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

32.AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers, provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall also be subject to obtaining such shareholder approval. Other than as set forth in Paragraph 25 of the Plan, the Administrator may not without shareholder approval reduce the exercise price of an Option or cancel any outstanding Option in exchange for a replacement option having a lower exercise price, any Stock Grant, any other Stock-Based Award or for cash. In addition, the Administrator may not take any other action that is considered a direct or indirect “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Notwithstanding the foregoing, except in the case of death, disability or Change of Control, outstanding Agreements may not be amended by the Administrator (or the Board) in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by the Company to restrict or reacquire Shares subject to, all or any portion of any Option, Stock Grant or other Stock-Based Award. Nothing in this Paragraph 32 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

33.EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

34.CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Incentive Compensation Recoupment Policy then in effect is triggered.

35.SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of her or his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

36.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of The Commonwealth of Massachusetts.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

D80542-P69226

! ! !

For

All

Withhold

All

For All

Except

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To withhold authority to vote for any individual

nominee(s), mark "For All Except" and write the

number(s) of the nominee(s) on the line below.

IMMUNOGEN, INC.

2. Election of Directors

Nominees:

The Board of Directors recommends you vote FOR

the following:

The Board of Directors recommends you vote FOR the following proposals:

1. To fix the number of members of the Board of Directors at nine (9).

5. To approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in our proxy statement.

6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

4. To approve an amendment to our 2018 Employee, Director and Consultant Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 13,000,000.

3. To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares from 300,000,000 to 600,000,000.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator,

or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

01) Stuart A. Arbuckle

02) Mark J. Enyedy

03) Mark Goldberg, MD

04) Tracey L. McCain, Esq

05) Stephen C. McCluski

06) Dean J. Mitchell

07) Kristine Peterson

08) Helen M Thackray, MD

09) Richard J. Wallace

For Against Abstain

IMMUNOGEN, INC.

830 WINTER STREET

WALTHAM, MA 02451

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VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IMGN2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SCAN TO

VIEW MATERIALS & VOTE w

D80543-P69226

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement, and Annual Report on Form 10-K

are available at www.proxyvote.com.

IMMUNOGEN, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

June 15, 2022, at 9:00 AM ET

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and

Proxy Statement dated April 26, 2022, and does hereby appoint Mark J. Enyedy and Susan Altschuller, PhD, or either of them (the "proxies"), as the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if present at the meeting, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of IMMUNOGEN, INC. (the "Company") which the undersigned would be entitled to vote if present at the virtual Annual Meeting of Shareholders to be held via accessing

www.virtualshareholdermeeting.com/IMGN2022 on Wednesday, June 15, 2022, at 9:00 AM ET and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5, AND 6.

Continued and to be signed on reverse side